SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Aether Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Underlying value of the MBS portfolio as of August 29, 2006, is $81.6 million (determined according to GAAP)

(4)	Proposed maximum aggregate value of transaction:

$81.6 million

(5)	Total fee paid:

$8,732.00

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:

Form, schedule or registration statement no.:

Filing party:

Date filed:

September 26, 2006

Dear Aether Stockholders:

On behalf of the board of directors and management of Aether Holdings, Inc., I cordially invite you to attend the 2006 Annual meeting of Aether stockholders, to be held on October 31, 2006, at the Hilton New York, 1335 Avenue of the Americas, New York, NY 10019, at 9:30 a.m. At this meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement. There also will be time for questions.

As you probably know, I became Aether’s chief executive officer and joined its board of directors on June 6, 2006, when Aether acquired UCC Capital Corporation and several affiliated companies (“UCC”). (I founded UCC in 1997 and was its chief executive officer and controlling stockholder.) In connection with the acquisition of UCC and my hiring, Aether began a new business strategy focused on acquiring and developing a portfolio of intellectual property (“IP”) and IP-centric businesses. On August 21, 2006, we announced the signing of an agreement to acquire The Athlete’s Foot®, which will be the first component to this IP business. We are working hard to identify additional growth opportunities and to build the IP business into one that will deliver significant value to our stockholders.

At the annual meeting, we are asking you to approve the sale of Aether’s existing mortgage-backed security (“MBS”) portfolio for the purpose of allowing us to reallocate our existing MBS resources to the growth and development of our new IP business. In considering the acquisition of The Athlete’s Foot®, our board of directors reviewed our continuing involvement in the MBS business. After taking into account a range of relevant considerations, including anticipated capital and management demands of our IP business, the greater growth prospects in the IP business than the MBS business and potential for development of the new IP business, our board concluded that Aether should discontinue the MBS business by liquidating its remaining MBS investments and reallocate those assets entirely to building the new IP business. As discussed in detail in the attached proxy statement, we are seeking stockholder approval of this reallocation of our assets.

In addition to the sale of our remaining MBS assets, we also are asking for your vote at the annual meeting on the following matters:

•	to approve a name change to “NexCen Brands, Inc.” to more closely identify with our new IP strategy;

•	to elect the proposed slate of eight directors;

•	to ratify the appointment of KPMG as our independent registered public accounting firm;

•	to approve a new equity incentive plan; and

•	to approve a management bonus plan.

Your board of directors has approved, and recommends that you vote FOR, all of these proposals.

We look forward to a very exciting future for your company.

Sincerely,

Robert W. D’Loren
President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

Whether or not you expect to attend the annual meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope, or submit your voting instructions by telephone or through the Internet if that option is available to you. Failure to return a properly executed proxy card or to vote at the annual meeting will have the same effect as a vote “AGAINST” certain proposals, as we discuss in detail in the attached proxy statement. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

AETHER HOLDINGS, INC.
1330 Avenue of the Americas, 40th Floor
New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 31, 2006

DATE:	October 31, 2006
TIME:	9:30 a.m. local time
PLACE:	Hilton New York 1335 Avenue of the Americas
New York, NY 10019

YOUR VOTE IS IMPORTANT TO US

Dear Aether Stockholder:

Notice is hereby given that Aether Holdings, Inc. will hold the annual meeting of its stockholders on October 31, 2006 at the Hilton New York, 1335 Avenue of the Americas, New York, NY 10019, at 9:30 a.m. At the annual meeting, we will ask you to vote on the following matters:

1. A proposal to approve the sale of Aether’s existing mortgage-backed security (“MBS”) portfolio for the purpose of discontinuing its MBS business and allocating all cash proceeds from such sale to the growth and development of Aether’s intellectual property business (the “Strategic Sale”);

2. A proposal to amend our certificate of incorporation to change our name to NexCen Brands, Inc.;

3. The election of eight directors to hold office until the 2007 annual meeting of stockholders or until their successors are elected and qualified;

4. A proposal to ratify the appointment of KPMG LLP as Aether’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

5. A proposal to approve the adoption of the 2006 Equity Incentive Plan (the “2006 Plan”) to replace both of the Aether 1999 Equity Incentive Plan and the Acquisition Incentive Plan;

6. A proposal to approve the adoption of the 2006 Management Bonus Plan (the “Bonus Plan”); and

7. Any such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Your board of directors has approved, and recommends that you vote FOR, each of the proposals, which are described in the attached proxy statement.

Only holders of record of common stock as of the close of business on September 6, 2006 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. This notice and proxy are first being mailed to stockholders on or about September 27, 2006. You are urged to carefully review the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the annual meeting.

Your participation in the annual meeting, in person or by proxy, is especially important. You are cordially invited to attend the annual meeting, but whether or not you expect to attend, you are urged to complete, sign, date and return the enclosed proxy card promptly or follow the telephone or Internet proxy submission procedures described on the proxy card and in the accompanying proxy statement so that your shares can be voted.

If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting. If you do not attend the annual meeting, you may still revoke your proxy at any time prior to the annual meeting by providing a later-dated proxy or by providing me with written notice of your revocation.

BY ORDER OF THE BOARD OF DIRECTORS

David B. Meister
Secretary

New York, NY
September 26, 2006

TABLE OF CONTENTS

TABLE OF CONTENTS	i
QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING	1
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	4
TRANSACTION SUMMARY	8
PROPOSAL 1 — STRATEGIC SALE PROPOSAL	10
PROPOSAL 2 — NAME CHANGE	27
PROPOSAL 3 — ELECTION OF DIRECTORS	28
PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29
PROPOSAL 5 — APPROVAL OF THE AETHER HOLDINGS, INC. 2006 EQUITY INCENTIVE PLAN	31
PROPOSAL 6 — ADOPTION OF BONUS PLAN	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
DIRECTORS AND EXECUTIVE OFFICERS	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	60
CORPORATE GOVERNANCE INFORMATION	60
COMMUNICATING WITH THE BOARD OF DIRECTORS	60
NOTE REGARDING FORWARD-LOOKING STATEMENTS	61
AVAILABLE INFORMATION	61
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	62
HOUSEHOLDING OF PROXY MATERIALS	62
Appendix A	A-1
Appendix B	B-1

i

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Q:	Why am I receiving this document?

A:	You are receiving this proxy statement and the enclosed proxy card from us because you held shares of our common stock at the close of business on September 6, 2006, the record date, and are entitled to vote at the annual meeting. This proxy statement is being mailed to our stockholders beginning September 27, 2006. This proxy statement contains the information you need to know to vote at the annual meeting.

Q:	What are the proposals I will be voting on at the annual meeting?

A:	As a stockholder, you are entitled to and requested to vote on the following matters:

1. to approve the Strategic Sale;

2. to approve an amendment to our certificate of incorporation to change our name to NexCen Brands, Inc.;

3. to elect eight members to the board of directors, each for a one-year term;

4. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006;

5. to adopt the 2006 Plan; and

6. to adopt the Bonus Plan.

Q:	Why has the board decided to pursue the Strategic Sale?

A:	Our board of directors decided that it is in the best interests of Aether and its stockholders to liquidate the MBS portfolio, discontinue the MBS business and devote our assets and resources to our IP business because the board believes that the IP business is more likely to help us achieve our business objectives as well as for the other reasons discussed under the heading “Reasons for the Strategic Sale” beginning on page 14.

Q:	What will Aether stockholders receive if the Strategic Sale is approved and completed?

A:	There will be no distributions to stockholders as a result of the completion of the Strategic Sale. Rather, we will use the proceeds to support the growth and development of our IP business.

Q:	What will Aether do if the Strategic Sale is completed?

A:	We will focus on developing and expanding our IP business, which will be our sole operating business. We will wind down our MBS business and exit that business altogether.

Q:	What are the risks of the Strategic Sale?

A:	If stockholders approve the Strategic Sale and the remaining MBS investments are liquidated, we will be exiting our primary existing business (the MBS business), which accounts for the vast majority of our revenues. We then will be focused on developing our IP business, which is a relatively new business for us and the success of which will depend heavily on our ability to identify and complete desirable acquisitions of intellectual property (“IP”) and IP-centric businesses. Although our chief executive officer and the employees of UCC Capital Corp. and its affiliates, which we acquired in June 2006, have substantial experience working with IP and IP-centric businesses, they have not previously managed a business such as the one we are building. Accordingly, our ability to develop the IP business successfully and achieve our business objectives is subject to many risks and uncertainties, which are discussed under the heading “Risk Factors,” beginning on page 21.

In addition, in completing the Strategic Sale, we will be selling our MBS investments in the open market on prevailing market terms. Market prices for MBS change continually and, although we will make every effort to maximize our proceeds from the sale of our MBS, market conditions may require us to sell our MBS at prices below their value as of August 29, 2006. In such event, we would recognize a loss on the sale of our MBS, which would reduce our earnings and the cash proceeds we have available to invest in our IP business. At August 29, 2006, the fair market value of our MBS was approximately $81.6 million, or 99.0% of their face value. We will not sell our MBS for an amount, when added to the aggregate principal repayments we receive after August 29, 2006 and prior to the sale, that is less than 90% of the current face value of our MBS, or $74.2 million.

Q:	What will occur if the Strategic Sale is not approved?

A:	If the Strategic Sale is not approved, our board of directors will reconsider the future strategic direction for our company. We are seeking stockholder approval now because a reallocation to our IP business of assets devoted to our MBS investments may be considered to be a sale of all or substantially all of our assets within the meaning of Section 271 of the Delaware General Corporation Law. However, Aether does have the ability to develop the IP business using available cash not dedicated to the MBS business, as well as cash proceeds from the sale of a portion of our MBS investments, to the extent we may do so without requiring stockholder approval. Alternatively, the board may consider other strategic options, such as pursuing other new business opportunities.

Q:	Am I entitled to appraisal or dissenter’s rights?

A:	No. Stockholders are not entitled to appraisal or dissenter’s rights with respect to the Strategic Sale under Delaware law or our Certificate of Incorporation.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me even if I don’t give my broker voting instructions?

A:	Your broker will vote your shares if you provide instructions on how to vote. In addition, brokerage firms have the authority to vote their clients’ unvoted shares on certain routine matters. The proposals related to the election of directors and the ratification of the appointment of KPMG as our independent registered public accounting firm are considered “routine.” If you do not provide voting instructions, your broker may choose to vote for you or leave your shares unvoted on such routine matters. The other proposals to be voted in at our annual meeting are not routine matters, and your broker does not have discretionary authority to vote on those proposals. Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on the Strategic Sale, the name change or the adoption of either the 2006 Plan or the Bonus Plan. You therefore should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes, you may change your vote at any time before your shares are voted at the annual meeting. You may change your vote in one of the three following ways:

1. You may notify the Secretary of Aether in writing before the annual meeting that you wish to revoke your proxy. In this case, please contact Aether Holdings, Inc., 1330 Avenue of the Americas, 40th Floor, New York, NY 10019, Attention: David B. Meister, Secretary.

2. You may submit a proxy dated later than your original proxy.

3. You may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the previously submitted proxy.

Q:	Who may I contact with questions about the proposal?

A:	If you have more questions about the proposals or would like additional copies of this proxy statement, you should contact David B. Meister, Aether’s Chief Financial Officer and Secretary, at (212) 277-1100.

In addition, Aether is a public company and is required to file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the SEC’s Internet site at www.sec.gov. You can also request copies of these documents from us or visit our website at www.aetherholdings.com.

Q:	Who may attend the annual meeting?

A:	Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

You will need proof of ownership of Aether common stock to enter the meeting.

If your shares are registered or held in the name of your broker or other nominee, your shares are held in “street name.” Please note that if you hold your shares in “street name,” you will need to bring proof of your ownership of common stock as of the record date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Q:	How may I obtain Aether’s corporate governance materials?

A:	The Aether home page is www.aetherholdings.com, and the following information may be found there:

•	Aether’s Code of Ethics; and

•	Aether Board Committee Charters — Audit Committee, Compensation Committee, Corporate Governance Committee, and Nominating Committee.

AETHER HOLDINGS, INC.
1330 Avenue of the Americas, 40th Floor
New York, NY 10019

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

TIME AND PLACE

The annual meeting will be held on October 31, 2006 at the Hilton New York, 1335 Avenue of the Americas, New York, NY 10019, at 9:30 a.m., local time.

PROPOSALS TO BE CONSIDERED

At the annual meeting, we will ask our stockholders to consider and vote upon the following matters:

1. Approving the Strategic Sale;

2. Approving an amendment to our certificate of incorporation to change our name to NexCen Brands, Inc.;

3. Electing eight members of the board of directors, each for a one-year term;

4. Ratifying appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006;

5. Adopting the 2006 Plan; and

6. Adopting the Bonus Plan.

Our board of directors is not aware of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment.

THIS PROXY SOLICITATION

We are sending you this proxy statement because our board is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. At the close of business on September 6, 2006, there were 47,434,296 shares of common stock outstanding, which constitute all of the outstanding voting shares of Aether. Only holders of record shares of common stock on the close of business on September 6, 2006 will be entitled to vote at the annual meeting. On September 27, 2006, we began mailing this proxy statement to all persons who will be entitled to vote at the annual meeting.

We are paying the cost of requesting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, facsimile or otherwise, but they will not receive additional compensation for their services. In addition, we have retained Innisfree M&A Incorporated to assist us in soliciting proxies for the annual meeting. We have agreed to reimburse Innisfree M&A Incorporated for its reasonable expenses, to indemnify it against certain losses, costs and expenses and to pay its fees, which all together we estimate will not exceed $150,000. We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common stock shares.

In this proxy statement, “Aether,” the “company,” “we” and “our” refer to Aether Holdings, Inc. and its subsidiaries and predecessors.

VOTING YOUR SHARES

If you are a stockholder of record, you may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. We recommend that you submit a proxy even if you plan to attend the annual meeting. Ballots for voting in person will be available at the annual meeting. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by us before the annual meeting. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the annual meeting in accordance with the instructions you give on the proxy card. If you attend the annual meeting, you may vote by ballot, which cancels any proxy previously submitted.

You also may submit your proxy by telephone by calling the toll-free telephone number on the enclosed proxy card or through the Internet by going to the Internet address on the enclosed proxy card. Please have your proxy card available when you call or go online. Telephone and Internet access is available 24 hours a day seven days per week and will be accessible until 11:59 p.m., Eastern Time, on October 30, 2006. You will be prompted to enter the number printed on your proxy card and to follow the instructions to submit your proxy. Our telephone and Internet proxy procedures are designed to authenticate stockholders by using individual control numbers.

If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or recordholder for information on telephone or Internet voting. If you submit your proxy by telephone or through the Internet, please do not mail your proxy card. If you are located outside the United States or Canada, see your proxy card or other materials for additional instructions.

If you sign and date your proxy but do not make specific choices, your proxy will follow the respective board of director recommendations and vote your shares as follows:

•	“FOR” the proposal to approve the Strategic Sale;

•	“FOR” the proposal to approval the amendment to our certificate of incorporation to change our name to NexCen Brands, Inc.;

•	“FOR” the election as Aether directors of the nominees named in the proxy statement;

•	“FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006;

•	“FOR” the proposal to adopt the 2006 Plan; and

•	“FOR” the proposal to adopt the Bonus Plan.

Stockholders who hold shares registered in the name of a broker or other nominee may generally only vote pursuant to the voting instructions given to them by their broker or other nominee. In addition, if you hold shares registered in the name of a broker or other nominee, generally the nominee may only vote your shares as you direct, except that if you fail to provide directions, the nominee may nevertheless vote on matters for which it has discretionary voting authority. Brokers will have discretionary voting authority to vote on routine matters incident to the conduct of the annual meeting, including the election of directors and ratification of the outside auditor. Brokers will not have discretionary voting authority to vote on the proposals to approve the Strategic Sale, change Aether’s name, or adopt the 2006 Plan or the Bonus Plan. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. In order to vote their shares by attending the annual meeting, as opposed to directing their broker or nominee to vote their shares, stockholders who hold shares registered in the name of a broker or other nominee generally must bring to the annual meeting a legal proxy from the broker or nominee authorizing them to vote the shares.

QUORUM

A quorum for the transaction of business at the annual meeting will be established by the presence, in person or by proxy, of a majority of the shares of our common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum.

VOTE REQUIRED

Each share of our common stock issued and outstanding on the record date will be entitled to one vote.

•	The affirmative vote of a majority of the issued and outstanding shares of our common stock shall be required to approve Proposals 1 and 2, provided a quorum is present.

•	For the election of directors in Proposal 3, the eight candidates who receive the highest number of votes cast “For” at the annual meeting shall be elected, provided a quorum is present.

•	The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting, and entitled to vote on the subject matter, shall be required to approve Proposals 4, 5 and 6, provided a quorum is present.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Proposals 3 and 4 are routine matters. Proposals 1, 2, 5 and 6 are non-routine matters. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

•	For Proposals 1 and 2, because each of these proposals requires the affirmative vote of a majority of the outstanding shares of our common stock, as discussed in this proxy statement, abstentions and broker non-votes will have the same effect as votes against the proposals because their shares will not count toward the vote needed to adopt these proposals.

•	For Proposals 1 and 2, the failure of a stockholder to return a proxy or to vote in person or to direct its broker or other nominee to vote its shares will have the effect of a vote against these proposals.

•	For Proposal 3, abstentions and broker non-votes will not affect the outcome of this proposal.

•	For Proposals 4, 5 and 6, because each of these proposals requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter, abstentions will have the same effect as votes against the proposals because the shares will count toward the quorum but not toward the vote needed to adopt these proposals. Broker non-votes will have no effect on these Proposals.

Brokers holding shares for beneficial owners cannot vote on Proposals 1, 2, 5 or 6 without the owners’ specific instructions. Accordingly, stockholders are encouraged to return the enclosed proxy card marked to indicate their grant of a proxy or to follow the instructions for voting provided by their broker or other nominee.

OTHER BUSINESS; ADJOURNMENTS

We are not currently aware of any other business to be acted upon at the annual meeting. If, however, other matters are properly brought before the annual meeting, or any adjournment of the annual meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including to adjourn the meeting, unless you have expressly elected to withhold discretionary authority on your proxy card.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the annual meeting.

REVOKING YOUR PROXY

If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy in one of the following three ways:

1. You may notify the Secretary of Aether in writing that you wish to revoke your proxy. Please contact: Aether Holdings, Inc., 1330 Avenue of the Americas, 40th Floor, New York, NY, Attention: David B. Meister, Secretary. We must receive your notice before the time of the annual meeting.

2. You may submit a proxy dated later than your original proxy.

3. You may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy. You must obtain a ballot and vote your shares to revoke the proxy.

TRANSACTION SUMMARY

This summary highlights selected information from this proxy statement with respect to the proposed Strategic Sale and may not contain all of the information that is important to you. To understand the Strategic Sale fully, you should carefully read this entire proxy statement. We have included references to other portions of this proxy statement to direct you to a more complete description of the topics presented in this summary.

The Company (see page 16)

Aether Holdings, Inc.
1330 Avenue of the Americas, 40th Floor
New York, NY 10019

Aether Holdings, Inc. (which we refer to herein as “Aether”) operates two business segments — its mortgage-backed securities (“MBS”) business and its intellectual property (“IP”) business — through its wholly owned subsidiaries. Shares of Aether common stock are traded on the Nasdaq Global Market under the symbol “AETH.”

The Strategic Sale (see page 10)

We are seeking stockholder approval to sell our remaining MBS investments for the purpose of allowing us to reallocate the assets now dedicated to the MBS business into supporting the growth and development of our IP business. This sale and repositioning of our assets is referred to in this proxy statement as the “Strategic Sale.”

If we receive the required stockholder approval of the Strategic Sale, we intend to promptly exit the MBS business by selling our MBS investments over a period of no more than 180 days following receipt of such stockholder approval. Subject to market conditions, we plan (and anticipate that we will be able) to sell all of our existing MBS investments within 30 days of receiving stockholder approval of the Strategic Sale.

We do not have any agreements to sell our MBS investments. The market for MBS is highly liquid, and we intend to sell our MBS at the best available prevailing market prices.

Consideration to be Received (see page 11)

We will sell our existing MBS investments for cash. The total amount we receive from the sale of such MBS investments may be more or less than their current market value, depending upon market conditions at the time of the Strategic Sale and the extent of principal repayments we receive for these securities, pursuant to their terms, prior to such sale. If we receive the required stockholder approval for the Strategic Sale, we will not sell the MBS for an amount that, when added to the aggregate principal repayments we receive after August 29, 2006 and prior to the sale, is less than 90% of the current face value of our MBS securities, or $74.2 million.

Use of Proceeds (see page 10)

The use of proceeds from the sale of our MBS investments may include funding all or a portion of the purchase price of acquisitions of IP and IP-centric businesses, as well as funding any operating losses or capital spending requirements for our IP business. Aether stockholders will not receive a distribution of any proceeds upon completion of the Strategic Sale. Pending investment in the IP business, proceeds from the sale of the MBS portfolio will be held in cash or other short-term investments. We currently do not have any fixed commitments to use the proceeds from the sale of our MBS business. We have, however, entered into an agreement to acquire The Athlete’s Foot®, which is discussed under the heading “About Our Business — Plans to Grow the IP Business; TAF Acquisition,” beginning on page 17.

Required Stockholder Approval (see page 11)

Approval of the Strategic Sale requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against this proposal because their shares will not count toward the vote needed to adopt this proposal.

Recommendation to Aether Stockholders (see page 26)

The Aether board of directors has approved the Strategic Sale and recommends that Aether stockholders vote FOR the Strategic Sale proposal.

Risk Factors (see page 21)

There are a number of risks related to the Strategic Sale, including the risks related to our plan to focus on our IP business, including the following:

•	We may incur additional losses in selling our MBS investments;

•	Our IP business is new, and we may not be successful in operating or expanding it and may not be able to operate it profitably and realize our business objectives;

•	Development of our IP business will require us to complete acquisitions, and we may not be successful in making favorable acquisitions;

•	Our IP business is highly dependent upon the efforts of Robert W. D’Loren, our president and chief executive officer;

•	We will need additional capital to develop our IP business, and that capital may not be available to us on favorable terms or at all; and

•	The success of our IP business will be heavily dependent upon the success of third parties to whom we license IP that we acquire.

No Appraisal Rights (see page 12)

As holders of shares of Aether common stock, you will not have any right to an appraisal of the value of your shares in connection with the completion of the Strategic Sale.

Accounting Treatment of the Strategic Sale (see page 18)

Our MBS investments are classified as available-for-sale and reported at fair value on our balance sheet. Unrealized gains or losses are reported as a component of stockholder’s equity with other than temporary impairment recorded in earnings. The fair value of our MBS at June 30, 2006 was $87.4 million. An other than temporary impairment of $552,000 was reported in earnings for the six months ending June 30, 2006 because as of December 31, 2005 we no longer had a firm intention to hold our MBS until maturity or such time as the market value has recovered. No unrealized gain or loss was reported in other comprehensive income for the six month period ending June 30, 2006. Any gain or loss on the disposition of our remaining MBS assets will be recognized at the time of sale in our statement of operations. We do not have any unamortized premium or discount associated with our MBS investments as of June 30, 2006.

PROPOSAL 1 — STRATEGIC SALE PROPOSAL

We are asking you to approve the sale of our existing portfolio of mortgage-backed securities (“MBS”) for the purpose of allowing us to reposition the assets now dedicated to the MBS business in order to support the growth and development of our intellectual property (“IP”) business. We commenced our IP business in June 2006 when we acquired UCC Capital Corp. and its affiliates (“UCC”). In this proxy statement, we refer to the repositioning of those assets now dedicated to the MBS business to the IP business as the “Strategic Sale.”

A central feature of our IP business strategy is to acquire valuable IP and IP-centric businesses. Although we do not currently own or license any IP or operate any IP-centric businesses, our chief executive officer, together with the team we acquired as part of our acquisition of UCC, have been exploring potential acquisitions and have been engaged in discussions regarding various opportunities. As we have previously announced, on August 21, 2006, we entered into a definitive agreement to acquire Athlete’s Foot Brands, LLC and related entities (which we refer to collectively as “TAF”). TAF franchises retail athletic footwear stores under “The Athlete’s Foot” name in 40 countries around the world, including the United States. We consider TAF to be an IP-centric business because it relies on the commercial exploitation of “The Athlete’s Foot” name and related marks. If we are able to complete this acquisition, it would be the first expansion of our IP business since the acquisition of UCC and would involve us in operating a global retail franchise business. We expect to be pursuing additional potential acquisitions on a regular basis in the future, subject to the availability of adequate capital and managerial resources.

As discussed below under the heading “Reasons for the Strategic Sale,” beginning on page 14, in August 2006, our board of directors, at the recommendation of our management, concluded that we should transition out of the MBS business and devote our assets entirely to building the IP business. As of June 30, 2006, we had approximately $117 million of our total assets either invested in MBS or held in other short-term investments pending re-investment in MBS. This amount constituted approximately 82% of our total assets (excluding our tax loss carryforwards), and our MBS investments have accounted for substantially all of our revenues. The decision by our board of directors to reallocate these assets from the MBS business to the IP business — even over a period of time — could be considered to be a decision to effect a “sale of all or substantially all of our assets” under Section 271 of the Delaware General Corporation Law (the “DGCL”). A sale of “all or substantially all” of our assets requires the prior approval of the holders of a majority of our outstanding shares. Although we are able to sell a portion of our MBS investments and reallocate the resulting cash to our IP business without triggering the stockholder approval requirements under Section 271 of the DGCL, our board of directors, after consulting with Delaware counsel, concluded that it was advisable to seek stockholder approval at this time so that our company would have the freedom to dedicate all or any portion of its assets to the growth and development of the IP business.

Proposal 1 seeks authorization to sell our existing MBS on prevailing market terms, from time to time, subject to the limits discussed in this proxy statement, for the purpose of converting those investments into cash that will be used to fund the development of our IP business. Although we expect that the development of our IP business will include completion of the TAF acquisition, we note that completion of the Strategic Sale is not conditioned upon completion of the TAF acquisition. Even if we were not to complete the TAF acquisition, we believe that the repositioning of our assets from the MBS business to the IP business is in the best interests of our stockholders, and we intend to focus our attention and resources on the IP business if you approve Proposal 1.

If Proposal 1 is approved, the IP business will become our only operating business. As discussed below, we intend to promptly exit the MBS business following receipt of stockholder approval by selling our MBS investments for an amount, when added to the aggregate principal prepayments we receive after August 29, 2006 and prior to the date of the sale, that is no less than 90% of the current face amount of those investments (or $74.2 million), over a period of no more than 180 days following such stockholder approval. Subject to market conditions, we plan (and anticipate that we will be able) to sell all of our existing MBS investments within 30 days of receiving stockholder approval of this Proposal 1.

The market for MBS is highly liquid, and we intend to sell our MBS at the best available prices. The use of proceeds from the sale of our MBS investments may include funding all or a portion of the purchase price of acquisitions of IP and IP-centric businesses, as well as funding any operating losses or capital spending requirements for our IP business. Pending investment in the IP business, proceeds from the sale of the MBS portfolio will be held in cash or other short-term investments.

We are not required to seek stockholder approval to sell MBS as part of our current MBS strategy, which involves the purchase and sale of MBS investments in response to market conditions. The reason for seeking stockholder approval under this Proposal 1 is that our sale of MBS would not be for the purpose of continuing our MBS business in its normal course, but for the purpose of exiting the MBS business and reallocating to the IP business the assets now dedicated to the MBS business into the IP business.

We also are not required to seek stockholder approval of the proposed acquisition of TAF, and this Proposal 1 is not a request for stockholder approval of that proposed acquisition. Even if we do not receive the requisite stockholder approval of this Proposal 1, we may decide to proceed with the acquisition of TAF. We also may elect to complete the TAF acquisition prior to the annual meeting. In addition, we may chose to acquire other IP and IP-centric businesses, subject to any limitations imposed by Section 271 of the DGCL, or any other applicable legal or regulatory requirements to seek stockholder approval of specific acquisitions.

If for any reason the requisite stockholder approval is not obtained, the board of directors will reconsider Aether’s strategic direction. The board may decide to proceed with developing the IP business using available cash not dedicated to the MBS business, as well as cash proceeds from the sale of MBS investments that do not constitute a sale of “substantially all” of our assets. Alternatively, the board may consider other strategic options, including pursuing other new business opportunities. Any such decisions would be made by our board of directors and may be subject to further stockholder vote.

CONSIDERATION TO BE RECEIVED

We will sell our existing MBS investments for cash. As of August 29, 2006, the market value of our MBS securities was approximately $81.6 million, which is approximately 99.0% of the $82.4 million face value of such securities. The total amount we receive from the sale of such MBS investments may be more or less than such current market value, depending upon market conditions at the time of the Strategic Sale and the extent of principal repayments we receive for these securities, pursuant to their terms, prior to such sale. Such principal repayments occur when the borrowers repay principal on the individual mortgages underlying such MBS; the extent and timing of which cannot be predicted prior to the Strategic Sale. (In our most recent Quarterly Report, the reported fair market value of our MBS securities as of June 30, 2006 was approximately $87.4 million, but since June 30, we have received $6.2 million of principal repayments.)

If we receive the required stockholder approval for the Strategic Sale, we will not sell our MBS for an amount that, when added to the aggregate principal repayments we receive after August 29, 2006 and prior to the sale, is less than 90% of the current face value of our MBS securities. That is, we will not sell our MBS securities, and reallocate the proceeds, along with the cash now dedicated to our MBS business and any principal repayments we receive after August 29, 2006 and prior to the Strategic Sale, to our IP business, unless the proceeds we receive for the MBS securities we currently hold (plus repayments we receive) is at least equal to $74.2 million (which is 90% of the $82.4 million of face value of our MBS as of August 29, 2006).

Market conditions for MBS change continually and, although we will make every effort to maximize our proceeds from the sale of our MBS, market conditions may require us to sell our MBS at prices below their market value as of August 29, 2006. As short-term interest rates have risen, the price of our remaining MBS has declined generally since we purchased such assets in March and April of 2005. Because the MBS market is liquid and prices for MBS fluctuate, we cannot predict whether the aggregate proceeds we will receive from the sale of our MBS will be more or less than their value at August 29, 2006. In light of current market conditions (which has resulted in a slight increase in the fair market value of our MBS since June 30), we expect to receive a greater amount of aggregate proceeds from the Strategic Sale than the minimum amount specified in this Proposal 1, but market conditions may change, and thus we cannot predict the actual proceeds we will receive from the Strategic Sale.

We currently do not have any fixed commitments to use the proceeds from the sale of our MBS business. We have, however, entered into an agreement to acquire TAF. The terms of the TAF acquisition, including the purchase price, are discussed under the heading “About Our Business — Plans to Grow the IP Business; TAF Acquisition,” beginning on page 17.

The holders of shares of our common stock will not have any right to an appraisal of the value of their shares in connection with the completion of the Strategic Sale.

BACKGROUND OF STRATEGIC SALE

Our immediate business objective is to become profitable and produce taxable earnings that will enable us to realize value, in the form of tax savings, from our significant accumulated tax loss carryforwards, which totaled more than $1 billion as of June 30, 2006.

From our inception through September 2004, we were engaged primarily in the mobile and wireless data business. We acquired and operated three separate mobile and wireless data businesses, which were known as the Mobile Government, Transportation and EMS divisions. In combination, these three businesses produced significant and continuing consolidated operating losses. Beginning in the first half of 2003, management, together with our board of directors, discussed possible strategic options to enhance our opportunities to become profitable. The options included focusing on (and growing) just one or two of our existing businesses, or selling all of our mobile and wireless data businesses and pursuing a new business strategy. After exploring potential acquisitions to expand one or more of these businesses and concluding that such acquisitions were not desirable, beginning in late 2003 and ending in September 2004 we sold all three of our mobile and wireless data businesses to three different buyers in three separate sale transactions.

During this same time, our management explored a variety of new business opportunities that could either complement or replace our historic mobile and wireless data businesses. During the first half of 2004, our management studied the possibility of Aether entering the business of managing a leveraged MBS portfolio. After considerable study, including an evaluation by an independent investment banking firm, our board of directors approved Aether’s entry into the MBS business in May 2004. In June 2004, we engaged FBR Investment Management, Inc. (“FBR”) to assist us in assembling and managing a leveraged portfolio of MBS. At that time, we announced plans to invest up to $75 million of our current cash (a limit that the board later increased to $100 million) and to leverage the invested cash with borrowings under short-term repurchase agreements between five and eight times.

Following the sale of our last remaining mobile and wireless data businesses in September 2004, we focused solely on the MBS business. We announced our intention to continue to build the MBS portfolio consistent with the guidelines approved by our board of directors, subject to the advice and recommendations of FBR. We also engaged FinPro, Inc. to provide independent oversight of FBR and to assist us in developing, evaluating and managing the MBS strategy. By the end of 2004, our MBS portfolio had a fair market value of $62.2 million.

During late 2004 and through the first four months of 2005, we significantly increased our MBS portfolio. As of June 30, 2005, we had invested $352 million in MBS, including $253 million borrowed under short-term repurchase agreements.

During the second half of 2005 and continuing into 2006, increases in short-term interest rates, partially offset by the benefit associated with the seasoning of our MBS (as the securities’ individual coupon rates moved closer to an interest rate reset date), negatively affected the value and performance of our MBS portfolio. In general, the difference between the interest rate on our MBS and the interest cost of short-term borrowings under repurchase agreements narrowed. This difference between interest income and interest expense — referred to as net yield — declined from a positive spread of .81% as of March 30, 2005 to a negative spread of .24% as of March 31, 2006.

In response to market conditions, we have not purchased any new MBS since May 2005. We sold a portion of our MBS in the second half of 2005, and at December 31, 2005, the fair market value of our MBS was $254 million. At that time, we had a total of $120 million of outstanding borrowings under repurchase agreements used to fund MBS investments.

In response to the deteriorating MBS market conditions, we began to evaluate additional and alternative business strategies in late 2005 that could have the potential to help us achieve our business objectives more quickly.

On February 17, 2006, we retained Jefferies & Company, Inc. to assist us in this process and to help identify additional potential strategic opportunities.

On February 27, 2006, at a special meeting of Aether’s board of directors, representatives of Jefferies made a presentation to the board regarding Jefferies plans to identify potential new business opportunities for Aether. The board discussed with Jefferies the characteristics that the directors considered important for any new business opportunity to be considered attractive.

At the February 27, 2006 meeting, the board also received a presentation from management on the MBS business and discussed the views of Aether’s outside advisors. Following the presentation, the board considered whether to exit the MBS business in light of market conditions. Upon the recommendation of management, and consistent with the views of Aether’s outside MBS advisors, the board decided that Aether would continue its MBS business but that, in light of increases in the cost of short-term borrowings that had caused interest rates for those borrowings to exceed the interest rate on Aether’s existing MBS securities, management was authorized to sell enough of the MBS portfolio to repay all existing MBS-related borrowings. The board decided that Aether would continue its MBS business on an unleveraged basis until, in light of market conditions and the recommendation of Aether’s outside financial advisors, it became advisable to re-leverage the MBS portfolio.

On March 8, 2006, we entered into a commitment with Jefferies to sell approximately $140 million of our MBS, and the sale settled on March 27, 2006. We used approximately $119 million of the sale proceeds to repay all of our then outstanding short-term borrowings under repurchase agreements. As of June 30, 2006, the fair market value of our MBS portfolio was approximately $87.4 million, and we had no outstanding MBS-related borrowings.

During February, March and April of 2006, representatives of Jefferies worked with management to discuss and consider a variety of potential business opportunities and to define further the characteristics for new business opportunities that management believed were important to Aether. One of the opportunities that Jefferies identified was UCC. UCC was an industry leader in providing strategic advice and structured finance solutions to businesses that depend substantially on their valuable intellectual property (which we refer to as “IP-centric businesses”).

On May 1, 2006, at a special meeting of Aether’s board of directors, the board met with Mr. D’Loren, who was UCC’s founder, president and chief executive officer and its controlling stockholder, and with representatives of Jefferies to discuss the possible acquisition of UCC. At this meeting, the board discussed with Mr. D’Loren and with the representatives of Jefferies the IP business strategy that Aether would pursue if it acquired UCC. Mr. D’Loren would direct the development of the new IP business and become Aether’s new chief executive officer and a director of Aether if Aether acquired UCC. Mr. D’Loren provided the board of directors with a proposed business plan and strategy for the development of the IP business. Representatives of Jefferies presented a series of financial projections for Aether, as well as potential valuations of Aether, to reflect both the continuation of the MBS business and a shift to a new IP business. The board also explored with Mr. D’Loren the risks of the proposed IP strategy, particularly including risks related to execution of the proposed business plan. The board requested additional information from Jefferies about these risks. On May 30, 2006, Aether management and Jefferies provided the board with additional written information about these risks.

On May 30, 2006, at a special meeting of Aether’s board of directors, the board met to consider approving the UCC acquisition and the related transactions. At that meeting, it also considered whether to exit the MBS business and focus exclusively on the new IP business. The board, upon the recommendation of Aether management, taking into account the views of Aether’s outside MBS advisors, and with the support of Mr. D’Loren, made a determination not to exit the MBS business. Instead, it decided to continue operating the MBS business consistent with existing strategy, and Mr. D’Loren agreed that he would oversee the operation of the MBS business, in his capacity as Aether’s new chief executive officer. The board concluded that it would continue to evaluate the MBS business in light of changing market conditions for MBS and the progress of Mr. D’Loren and the UCC team in developing the new IP business. In particular, the board decided that the future of the new IP business was heavily dependent upon the ability of Mr. D’Loren and the UCC management team to identify desirable acquisition opportunities and negotiate successful acquisitions of IP and IP-centric businesses, and that any decision on the future of the MBS business should not be made until the board had additional information about specific acquisition opportunities. The board approved the UCC acquisition, which closed on June 6, 2006. Under the terms of the transaction Aether acquired all of the outstanding equity of UCC Capital Corp. and two related entities for 2.5 million shares of Aether common stock. We also agreed to pay up to an additional 2.5 million shares, and up to $10 million in cash if the new business achieves certain specified financial targets and the price of our common stock exceeds certain specified levels within a five year period.

On August 9, 2006, at a regular meeting of Aether’s board of directors, the board considered and approved the TAF acquisition. The board also reviewed the status of the MBS business and the various considerations that it had addressed at prior meetings in deciding whether to continue in the MBS business. The board also reviewed the status and outlook for the IP business, taking into account information that had been presented to the board by Mr. D’Loren and Jefferies at the May 1 and May 30 meetings, as well as more recent information about potential growth opportunities for the IP business that Mr. D’Loren had shared with the directors at and prior to the August 9 meeting. These considerations are summarized under the heading “Reasons for the Strategic Sale,” beginning on page 14. The board decided that it would consider the future of the MBS business over the next several days and would reconvene to decide whether to continue or exit the MBS business, in light of all of the information that it had received and discussed at this meeting and previously.

On August 15, 2006, at a special meeting of Aether’s board of directors, the board decided that it was in the best interests of the company and its stockholders to sell Aether’s remaining MBS, exit the MBS business, and devote the assets that had been dedicated to the MBS business to the growth and development of the IP business (referred to in this proxy statement as the “Strategic Sale”). Based on the advice of counsel that the Strategic Sale might be considered a sale of “substantially all” of the company’s assets, which would require stockholder approval under Section 271 of the DGCL, the board decided to recommend to the stockholders that they approve the Strategic Sale.

REASONS FOR THE STRATEGIC SALE

In reaching its decision to approve the Strategic Sale, our board of directors consulted with our management and our financial and legal advisors. We are proposing the Strategic Sale because we believe it is in the best interests of our company and our stockholders. The following discussion of the information and factors considered by Aether’s board of directors is not intended to be exhaustive, but includes all material factors considered by the board. The board did not attempt to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the board may have given different weights to different factors. The board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determination and recommendation. Among the material information and factors that Aether’s board of directors considered are the following:

Continued Lack of Realization of Value from Tax Loss Carryforwards.  The MBS business had not resulted in the company generating significant taxable income and, therefore, had not allowed for the realization of value from the company’s significant accumulated tax loss carryforwards. The realization of such value, along with the profitability of the company, remain the company’s primary business objectives.

Market Conditions for MBS and Declining Value of MBS Portfolio.  The value of the company’s MBS had declined since the middle of 2005, as market conditions for MBS deteriorated. In addition, interest rates for short-term borrowings that the company used to leverage its MBS portfolio and expand its MBS business had risen to such a point that leveraging MBS was either unprofitable or only marginally profitable. The company’s MBS business was intended to be operated on a leveraged basis, in order to generate a sufficient amount of net interest income to generate meaningful profitability and taxable income. Because of these changing market conditions, and based on the advice of the company’s outside MBS advisors, the prospects for building a profitable leveraged MBS business were more uncertain, and the risk of a further loss of value on existing MBS investments was increased, as compared to the situation when the company began its MBS business in May 2004. The board also noted that a number of other businesses, including an affiliate of the company’s outside MBS advisor, had (in recent months) repositioned all or a significant portion of their MBS portfolios, as a result of changing market conditions.

Potential for Development of IP Business — TAF Acquisition and Additional Opportunities.  Management advised the board that since the company acquired UCC and announced the commencement of its IP business, it has received numerous inquiries from third parties regarding potential acquisition opportunities for the company and other business opportunities involving third-party IP and IP-centric businesses. Although management and the board recognized that the completion of any such acquisitions or other business opportunities was uncertain and involved substantial risks, the board took into account the apparent existence of significant potential opportunities to develop the IP business in reaching its decision to approve the Strategic Sale. As validation of management’s expectations regarding acquisition opportunities, the board considered the TAF acquisition, including management’s ability to negotiate a transaction that was considered favorable to the company within a fairly short time while completing thorough due diligence.

Scaleable Business Model for IP Business; Cost of Developing IP Business.  The IP strategy involves a highly scaleable business model. Aether will not be required to incur substantial operating or capital costs to expand the IP business, as it will not manufacture, warehouse or distribute branded products or own and operate its own stores. Aether intends to rely on third-party licensees and other business partners to perform such services. (The TAF acquisition is consistent with this approach, as TAF does not own its own retail outlets or acquire and hold inventory or other assets. Rather, it relies on its global network of franchisees.) Aether will be involved in the marketing, promotion and design of products and services that make use of its IP (such as trademarks and trade names that it owns). Aether also may provide certain product design, marketing, purchasing and training support.

It is anticipated that a small number of employees will be able to manage and support a number of different brands and businesses. In addition, management expects that the IP business strategy will require relatively small amounts of working capital, low capital expenditures (other than those incurred in connection with our acquisitions), little or no production or manufacturing costs and significantly reduced design, marketing, distribution and other operating expenses. Accordingly, management expects to be able to realize relatively high operating margins, particularly as compared to traditional full-line retailers and wholesalers.

Although the business model is scaleable, the board recognized that development of the IP business will require substantial funding to support acquisitions and will result in increased operating expenses for additional personnel and to support marketing, design, promotion and certain other operational activities expected to be performed by Aether. The board considered business plans presented by management illustrating the potential growth of both revenues and expenses over time.

Capital and Management Demands.  The board considered the competing demands for financial and managerial resources presented by the MBS and IP businesses. In particular, operating risks associated with the IP business would be expected to make it more expensive — and potentially more difficult — for Aether to borrow money to leverage the MBS portfolio. Also, cash and borrowings required to build a sizeable MBS portfolio would not leave significant financial resources available to fund the acquisition of IP-centric businesses or the development of the IP operating business.

Costs of Exiting MBS Business.  Because the market for MBS is highly liquid, and because the company does not have other substantial contractual or other commitments related to MBS, the Strategic Sale may be completed without significant net expense to the company. In addition, although market conditions appear to have impacted favorably the carrying value of our MBS since June 30, 2006, the board recognized that market conditions could change and the market value of the MBS could decline before completion of the Strategic Sale.

Views of Investors; Market Reaction to UCC Acquisition and Strategy.  Management reported on calls and comments from investors since the announcement of the UCC acquisition, which generally were supportive of the IP business. The board also noted that the trading price of Aether’s stock had increased from $3.87 on June 5, the day prior to the announcement of the UCC acquisition and the commencement of the IP business, to between $5.60 and $6.58 in recent weeks.

Risks of IP Business, Lack of Historic Track Record.  Historically, UCC and its principals (including Mr. D’Loren) provided banking, finance, consulting and other advisory services to IP-centric businesses but did not own or manage an IP-centric business directly. They do not have a track record of building or managing, as principals, the kind of IP business that the company plans to operate. Accordingly, their past accomplishments may not be representative of their future ability to develop and manage the company’s planned IP business. Also, the development of any new business, and particularly one that will depend upon the ability to identify, negotiate and complete acquisitions on favorable terms, is highly uncertain and subject to numerous risks, including those discussed under the heading “Risk Factors,” beginning on page 19.

The board of directors believed that, overall, the potential benefits of the Strategic Sale to Aether and its stockholders outweighed its risks. The board realized that there can be no assurance about future results, including results considered or described in the factors listed above. It should be noted that this explanation of the board of directors’ reasoning and all other information presented in this section of the proxy statement are forward-looking in nature and, therefore, should be read in light of the risk factors discussed under the heading “Risk Factors,” beginning on page 21.

ABOUT OUR BUSINESS

Aether operates two business segments — the MBS business and the IP business — through our wholly owned subsidiaries. Our common stock is traded on the Nasdaq Global Market under the symbol “AETH.”

Our current principal business activity (which we conduct through our wholly owned subsidiary Aether Systems, Inc.) is the management of a portfolio of MBS investments. On June 6, 2006 we acquired UCC Capital Corp., UCC Consulting Corp. and UCC Servicing, LLC (collectively, “UCC”), all of which were merged with and into a new wholly owned subsidiary that we formed for the purpose of completing the merger. This new subsidiary survived the merger as a wholly owned subsidiary of Aether and was renamed UCC Capital Corp.

If the Strategic Sale is approved and completed, we intend to exit the MBS business and focus entirely on the IP business.

The IP Business

Historically, UCC and its principals (including Mr. D’Loren) provided banking, finance, consulting and other advisory services to IP-centric businesses but did not own or manage an IP-centric business directly. Although UCC has continued to provide these services to third-parties since we acquired it, our intention is to transition to a business model in which we acquire IP and IP-centric businesses directly and to manage and develop these businesses using our new value net business model (as described below).

Our strategy will be to generate revenue from licensing and other commercial arrangements with third parties who want to use the IP that we own. These third parties will pay us licensing and other contractual fees and royalties for the right to use our IP on either an exclusive or non-exclusive basis. Our contractual arrangements may apply to a specific product market, a specific geographic market, or to multiple markets.

We expect that licensing and other contractual fees paid to us will include a mixture of upfront payments, required periodic minimum payments (regardless of sales volumes), and volume-dependent periodic royalties (based upon the number or dollar amount of branded products and services sold). Accordingly, we expect that our revenues will reflect both recurring and non-recurring payment streams. A significant reason for our strategy is that it involves a highly scaleable business model, which we call our value net business model. Our value net business model does not require us to incur substantial operating or capital costs to expand the business, as we will not manufacture, warehouse or distribute the branded products associated with the IP we acquire or build stores in the case of our franchise operations. We intend to rely on our third-party licensees and other business partners to perform such services. However, we will generally be involved in the marketing, promotion and quality control of products and services that make use of our IP (such as trademarks and trade names that we own), and we also may provide certain purchasing and training support services with respect to our franchise operations.

Utilizing our value net business model, we believe that a small number of employees will be able to manage and support a large portfolio of IP and IP-centric businesses that we intend to acquire. In addition, we expect that our strategy will require relatively small amounts of working capital, low capital expenditures (other than those incurred in connection with our acquisitions), little or no production or manufacturing costs or retail capital costs and significantly reduced design, marketing, distribution and other operating expenses. As a result, we expect to be able to realize relatively high operating margins, particularly as compared to traditional full-line retailers, wholesalers, and/or franchisors. We believe that our strategy will permit rapid growth, while simultaneously reducing the risks otherwise associated with the development of traditional full-line retail, wholesale or franchise infrastructure. We believe that our business will operate at high margins as compared to the margins we would expect if we did not rely on third parties to exploit our IP.

Plans to Grow the IP Business; TAF Acquisition

We intend to grow our business by acquiring IP and IP-centric businesses, which include consumer branded products and franchise businesses. We also may continue to provide strategic consulting and financing advice to selected IP-centric businesses that we do not own.

We have been engaged in discussions regarding a number of potential acquisitions, and on August 21, 2006 we entered into a definitive agreement to acquire TAF. The purchase agreement with TAF provides for one wholly owned subsidiary of Aether to acquire all of the outstanding equity interests of two wholly owned subsidiaries of TAF (“AFB Companies”), and another wholly owned subsidiary of Aether to acquire all of TAF’s right, title and interest in and to certain assets (collectively, the “Acquisition”). We intend on closing the Acquisition before the end of this year (the closing of the transactions contemplated by the purchase agreement referred herein as the “Closing,” and the date upon which the Closing occurs referred to herein as the “Closing Date”). In consideration of the Acquisition, Aether will pay at Closing initial consideration of $51.5 million, consisting of $9.5 million of Aether common stock (valued at the average closing price of the common stock for the five trading days prior to the Closing Date) with the balance payable in cash (less assumed indebtedness, if any, of the AFB Companies). Aether expects to finance a portion of the initial cash consideration with third-party indebtedness. In addition, at the closing, Aether will issue to one of TAF’s shareholders (who is expected to become employed by Aether following the closing) warrants to acquire 500,000 shares of Aether common stock with an exercise price equal to the closing price of Aether’s common stock on the acquisition date. The warrants will be fully vested upon issuance.

The common stock issued to TAF will not be registered under the Securities Act of 1933, as amended. Aether has agreed to file a registration statement within 180 days of the Closing to register these shares for resale. Aether also has agreed that if the closing sale price of its common stock on the date of effectiveness of this registration statement is less than the closing sale price of its common stock at Closing (valued at the average closing price of the common stock for the five trading days prior to the Closing Date), the seller will receive additional consideration equal to the difference in the value of the common stock between Closing and effectiveness of the registration statement. If any additional consideration is required to be paid, it will be in a combination of additional shares of Aether’s common stock and in cash.

The purchase agreement also provides for a contingent consideration arrangement that will entitle TAF to receive up to an additional $8.5 million of consideration, payable in early 2007, if the financial results of the AFB Companies for the year ended December 31, 2006 equal or exceed targets specified in the purchase agreement. Amounts payable under the contingent consideration arrangement (if any) will be paid in the same proportion of Aether common stock and cash as the initial consideration — approximately 18.5% in Aether common stock and the balance in cash.

The purchase agreement contains customary representations, warranties and covenants. Subject to limited exceptions, the representations and warranties of TAF will survive the Closing for one year. Specified fundamental representations, such as ownership of the shares of the AFB Companies and authority for the Acquisition, will survive until the expiration of the applicable statutes of limitations. The indemnification obligations of TAF generally are capped at the amount of the agreed escrow (discussed below), subject to a $150,000 threshold. Breaches of fundamental representations are capped at the purchase price. TAF is required to escrow ten percent

(10%) of the total consideration paid (including any earn-out consideration), to consist entirely of shares of Aether common stock, to secure payment of any indemnified losses.

The Closing of the Acquisition is subject to customary conditions, including (1) the execution of employment agreements with certain shareholders, (2) the execution of a registration rights agreement covering the shares of Aether common stock to be issued to TAF, (3) the execution of a voting agreement that will give a proxy over those shares to a designee of Aether, (4) our satisfaction with remaining due diligence and (5) other customary conditions, including truthfulness of the representations and warranties and satisfaction of pre-Closing covenants. In addition, our obligation to complete the Acquisition is subject to the receipt of the approval of our stockholders to sell its MBS investments for the purposes of exiting the MBS business and reallocating those assets to support the growth and development of Aether’s IP business although we, in our sole discretion, may decide to waive this condition. The purchase agreement also includes customary termination provisions, including the right of TAF or us to terminate the purchase agreement if the Closing has not occurred by October 31, 2006.

As a result of UCC’s historic business of advising third parties, we believe that parties seeking to sell their IP and IP-centric businesses will think of us when considering a sale or other significant business transaction. We expect to be pursuing potential acquisitions on a regular basis, subject to the availability of adequate capital and managerial resources. As of the date of this proxy statement, we have not entered into any definitive agreements or other binding obligations with any third parties to acquire any additional IP-centric businesses or IP assets.

REGULATION

In operating its MBS business, Aether has operated under an exception from the definition of an “investment company” set forth in Section 3(c)(5) of the Investment Company Act for companies that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. The staff of the Securities and Exchange Commission (the “SEC”) has expressed the view that, in order to be considered to be “primarily engaged” in the real estate business, a company must have at least 55% of its assets in qualifying real estate interests, which the SEC staff has said, through “no-action” positions, include whole pool mortgage interests issued by FHLMC, FNMA or GNMA, and at least 25% of its assets in other real estate related assets. The MBS investments currently owned by Aether qualify as qualifying real estate assets, based on the current views of the SEC staff.

We intend to implement the Strategic Sale, if it is approved by stockholders, exit the MBS business and become an IP operating company. In implementing the Strategic Sale, we intend to do so in a manner that will not cause Aether to be subject to regulation as an investment company. Specifically, we intend to sell our MBS investments and redeploy the proceeds of such sale to our operating IP business. As we sell our MBS investments and transition to an IP operating company, we will only hold U.S. government securities and cash until such assets are used to acquire IP operating companies.

ACCOUNTING TREATMENT, FINANCIAL INFORMATION

Upon completion of the Strategic Sale, we will recognize a gain or loss on sale of our MBS, depending upon whether the net proceeds that we receive are more or less than the carrying value of our MBS. The amount of such gain or loss will be included in our financial results for the fiscal quarter in which our MBS are sold. If our stockholders approve the Strategic Sale, the results of our MBS business will be reported as discontinued operations in our balance sheets and statements of operations.

We will continue to receive principal repayments from our MBS on a monthly basis, but we are unable to predict the amount of any future principal repayments that we will receive through the time we complete the sale of our remaining MBS. Principal repayments received reduce the face value of our MBS.

We do not expect the Strategic Sale to have any material impact on our balance sheet. Currently, our MBS are included in our current assets as “Mortgage-backed securities, at fair value.” The amount of net cash that we receive upon sale of our MBS will continue to be included in our current assets, but will be recorded as part of “Cash and cash equivalents.” Thus, as we sell our MBS, the amount of “Mortgage-backed securities, at fair value” will be reduced by the fair value of the MBS sold, and the amount of “Cash and cash equivalents” will be increased by the amount of net cash received from MBS sales. For example, if we were to sell all of our MBS, which were valued at $87.4 million as of June 30, 2006, for net cash of $87.0 million, we would no longer have any amount recorded on our balance sheet for “Mortgage-backed securities, at fair value,” and the amount of “Cash and cash equivalents” would be increased by $87.0 million, resulting in a net decrease in our current assets of $400,000. The amount of net cash that we actually receive upon the sale of our MBS may be more or less than this amount, as discussed under the heading “Consideration to be Received,” beginning on page 11.

As we sell our MBS, the amount of net interest income reported on our statement of operations will decline. Net interest income was approximately $1.4 million and $2.6 million for the three and six months ended June 30, 2006, respectively. Once we complete the Strategic Sale, we will no longer report any net interest income from MBS, any realized gains or losses from sales of MBS or any other than temporary losses recognized as a result of impairments to our MBS. Losses on sales of MBS were $0 and ($490,000) for the three and six months ended June 30, 2006, respectively. Other than temporary impairments on MBS were ($324,000) and ($522,000) for the three and six months ended June 30, 2006, respectively. Once we complete the Strategic Sale, our operating revenue, from that point forward, will be generated solely from our IP business. Available cash not used to fund IP acquisitions or operations will be invested in short-term agency securities and will generate non-operating interest income. We commenced our IP business in June 2006, when we acquired UCC, and we reported just $11,000 of revenue from our IP business in the second quarter of 2006, reflecting 24 days of IP business operations in the quarter. We expect this amount to increase significantly in future quarters as we further implement our IP strategy. Once the Strategic Sale is completed, we will no longer incur investment advisor fees which we pay to FBR Investment Management, Inc. (“FBR”) and FinPro, Inc., our MBS investment advisors. Investment advisor fees were $44,000 and $134,000 for the three and six months ended June 30, 2006, respectively. On August 21, 2006, we notified FBR that we were terminating our Investment Management Agreement, dated June 8, 2004, with it, and such termination will become effective on the 90th day following FBR’s receipt of such notice.

Management has concluded that detailed pro forma financial information to reflect the completion of the Strategic Sale would not provide our stockholders with meaningful additional material information about the Strategic Sale, and that the matters described above are the material financial effects of the Strategic Sale. Accordingly, we have not included unaudited pro forma financial statements in this proxy statement to reflect the effect of completing the Strategic Sale.

As we complete acquisitions of IP-centric businesses, our financial results and financial condition will change to reflect the impact of those acquired businesses and those changes are expected to be material.

SELECTED FINANCIAL DATA

The table below sets forth a summary of selected consolidated financial data. The selected consolidated financial data has been derived from our consolidated financial statements. The selected consolidated financial data should be read in conjunction with the related consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the period ending December 31, 2005 and our Quarterly Report on Form 10-Q for the period ending June 30, 2006 filed with the Securities and Exchange Commission, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year.

						Six Months
	Year Ended December 31,					Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Interest income from mortgage-backed securities	$—	$—	$—	$481	$9,775	$3,906	$3,556
Interest income from cash and cash equivalents	—	—	—	447	328	235	356
Interest expense on repurchase agreements	—	—	—	—	(5,435)	(1,719)	(1,354)

Net interest income	—	—	—	928	4,668	2,422	2,558
Gain (loss) on sale of mortgage-backed securities	—	—	—	1,826	264	423	(490)
Other than temporary impairment on mortgage-backed securities	—	—	—	—	(3,993)	—	(552)
Operating income (expenses)
Selling, general and administrative(1)	(38,340)	(22,862)	(15,779)	(12,083)	(5,013)	(3,018)	(2,169)
Investment advisor fees	—	—	—	(67)	(386)	(197)	(90)
Depreciation and amortization	(7,802)	(6,319)	(2,672)	(2,212)	(159)	(78)	(49)
Stock compensation expense	(1,990)	(1,735)	(928)	(594)	(76)	(76)	(696)
Impairment of other assets	(2,807)	(7,589)	(1,367)	—	—	—	—
Other (expense) income	—	—	(744)	(60)	231	207	82
Advisory and other fees	—	—	—	—	—	—	11
Restructuring charge	(875)	(558)	(306)	(1,054)	7	7	(789)

Total operating expenses	(51,814)	(39,063)	(21,796)	(16,070)	(5,396)	(3,155)	(3,700)
Operating loss	(51,814)	(39,063)	(21,796)	(13,316)	(4,457)	(310)	(2,184)
Non-operating income (expense)
Other interest income	27,556	9,921	6,037	3,508	1,150	570	542
Interest expense from subordinated notes	(20,402)	(15,827)	(10,427)	(7,917)	—	—	—
Equity in losses of investments	(57,523)	(4,744)	(97)	—	—	—	—
Gain (loss) on early extinguishment of debt	7,684	42,765	—	(2,419)	—	—	—
Investment gain (loss), including impairments, net	(143,384)	(14,412)	587	(3,559)	(19)	(19)	—

Total non-operating income (loss)	(186,069)	17,703	(3,900)	(10,387)	1,131	551	542
Income (Loss) from continuing operations	(237,883)	(21,360)	(25,696)	(23,703)	(3,326)	241	(1,642)
Loss from discontinued operations, net of tax expense (benefit) of $(10.7 million), $(535,000), $75,000, and $0 for 2001, 2002, 2003, and 2004, respectively	(1,422,776)	(304,062)	(23,756)	(45,450)	—	—	—
Gain (loss) on sale of discontinued operations	—	—	—	20,825	(1,194)	(121)	(11)
Cumulative effect of change in accounting principle relating to adoption of SFAS No. 133 in 2001	6,564	—	—	—	—	—	—

Net loss	$(1,654,095)	$(325,422)	$(49,452)	$(48,328)	$(4,520)	$120	$(1,653)

						Six Months
	Year Ended December 31,					Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net loss per share (basic and diluted) from continuing operations	$(5.84)	$(0.51)	$(0.60)	$(0.54)	$(0.07)	$0	$(0.04)
Net loss per share (basic and diluted) from discontinued operations	(34.93)	(7.22)	(0.56)	(1.04)	—	—	—
Gain (loss) per share (basic and diluted) on sale of discontinued operations	—	—	—	0.47	(0.03)	—	0
Cumulative effect of change in accounting principle	0.16	—	—	—	—	—	—

Net loss per share — basic and diluted	$(40.61)	$(7.73)	$(1.16)	$(1.11)	$(0.10)	$0	$(0.04)

Weighted average shares outstanding — basic and diluted	40,732	42,117	42,616	43,713	44,006	44,000	45,460

Weighted average shares outstanding — diluted	40,732	42,117	42,616	43,713	44,006	44,595	45,460

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents (including restricted cash)	$527,430	$68,593	$39,682	$69,555	$9,725	$34,067	$38,203
Investments available for sale	2,490	255,825	220,849	—	—	—	—
Mortgage-backed securities, at fair value	—	—	—	62,184	253,900	352,040	87,360
Total assets	951,419	475,407	398,105	136,586	265,951	388,983	141,764
Repurchase agreements	—	—	—	—	133,924	253,083	—
Total debt	306,138	154,945	154,942	—	—	—	—
Stockholders’ equity	$544,526	$229,398	$179,301	$130,590	$126,387	$130,208	$136,140

RISK FACTORS

In considering the proposal to approve the Strategic Sale, stockholders should consider the following, in addition to the other information in this Proxy Statement:

We have incurred significant losses throughout our history and may not be profitable in the future.

Since our inception, we have incurred net losses of approximately $2.5 billion and have only reported net income in two fiscal quarters, when our sole business was the management of our MBS portfolio. We only recently acquired UCC and began to implement our new IP-centric business strategy. There is no assurance that we will be able to operate this new IP business profitably or to report net income in the future and realize the value of our substantial tax loss carryforwards.

Our IP-centric business is new, and we may not be successful in operating or expanding it.

We only recently began to implement our IP-centric business, by acquiring UCC in June 2006. Neither we nor UCC have any history of acquiring IP, or IP-centric businesses, and managing IP assets and businesses. Historically, UCC and its principals (including the founder and chief executive officer of UCC, who is now our chief executive officer) provided banking, finance, consulting and other advisory services to IP-centric businesses but did not own or manage an IP-centric business directly. As a result, we may encounter unanticipated difficulties or challenges as we work to implement our new business strategy. If we are unable to address and overcome such difficulties or challenges, we may not be successful with our new business strategy.

We may incur additional losses in selling our MBS portfolio.

The market value of our MBS has declined since mid 2005, as market conditions for MBS have deteriorated. If stockholders approve the Strategic Sale, when we go to sell our MBS in the market, the price that we can obtain for our MBS may have declined further. Accordingly, in completing the Strategic Sale we may be selling our MBS at a loss. As of June 30, 2006, we had recognized all losses in the value of our MBS portfolio through such date. If we sell MBS at an additional loss (below the June 30, 2006 carrying value of $87.4 million), this will have a negative impact on our financial results and also will reduce the amount of cash we have available to fund the development of our IP business.

We are dependent upon our president and chief executive officer, Robert W. D’Loren. If we lose Mr. D’Loren’s services, we may not be able to successfully implement our IP business strategy.

The successful implementation of our IP business strategy will depend primarily upon the efforts of Mr. D’Loren, our president and chief executive officer. Mr. D’Loren is the former president and chief executive officer of UCC and is the primary person responsible for conceiving of and implementing our IP business strategy. Although we have entered into an employment agreement with Mr. D’Loren that runs through June 2009, there is no guarantee that he will remain employed by us throughout the period. If he ceases to work with us, or if his services are reduced, we will need to identify and hire other qualified executives, and we may not be successful in finding or hiring adequate replacements. This could impede our ability to fully implement our IP business strategy, which would harm our business and prospects.

The market price of our common stock has been, and may continue to be, volatile, which could reduce the market price of our common stock and, among other things, make it more expensive for us to complete acquisitions using our stock as consideration.

Since we announced the acquisition of UCC and the hiring of Mr. D’Loren, the trading price of our common stock has experienced significant price and volume fluctuations. This market volatility could reduce the market price of our common stock, regardless of our operating performance. In addition, the trading price of our common stock could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us or by third parties on whom we rely or against whom we compete, factors affecting the markets in which we do business or changes in national or regional economic conditions. If our stock price declines, we may be required to issue additional shares to complete acquisitions, which would make them more dilutive to our stockholders. The market price of our common stock also could be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies against whom we compete or companies in the industries in which our licensees compete.

Approximately 12-18% of the total price of the TAF acquisition will be paid with shares of Aether common stock. The definitive agreement to purchase TAF could require us to increase the number of shares we issue to the seller of TAF, under certain circumstances, if the price of Aether common stock declines between the closing of that acquisition and the time when the share consideration paid as part of the purchase price is registered.

If we have a dispute with our president and chief executive officer with respect to the contingent payment and indemnification claims arising from our acquisition of UCC, our business could be adversely affected.

In June 2006 we acquired UCC from Mr. D’Loren and UCC’s other security holders. Mr. D’Loren directly and through affiliated entities controlled UCC, and, in addition, Mr. D’Loren served as UCC’s president and chief executive officer. Under the terms of the merger agreement, Mr. D’Loren was named as the representative of all of UCC’s former security holders to deal with all post-closing issues. The merger agreement provides the former UCC security holders the right to receive up to an additional 2.5 million shares of our common stock and up to $10 million in cash in the form of an earn-out if certain stock price and EBITDA targets are satisfied. In addition, the former UCC security holders are required to indemnify us for breaches of the representations, warranties and covenants made by UCC and the former UCC security holders. In the event of a dispute arising over the payment of any additional merger consideration or indemnification claims we bring against the former UCC security holders, we will be adverse to Mr. D’Loren. While we intend to work to avoid any such conflict with Mr. D’Loren, if a conflict arises, it may distract him from carrying out our business strategy, or possibly result in the loss of Mr. D’Loren’s services to us. Because other members of the UCC management and staff also are former UCC security holders, these disputes could have an adverse effect on our relationship with other key employees in our business.

Risks about our acquisition strategy for our IP business

We are unlikely to become profitable unless we can identify and acquire IP and IP-centric businesses on favorable terms.

Our ability to achieve our business objective of becoming profitable will depend on our ability to identify and acquire suitable acquisitions on favorable terms, so that we can increase our revenues and generate net income. If we are unable to complete acquisitions on favorable terms, our new IP business will be very limited and may not generate sufficient revenues to cover our expenses. There is no assurance that we will be able to complete any future acquisitions or that such transactions, if completed, will contribute positively to our operations and financial results and condition.

Competition may negatively affect our ability to complete suitable acquisitions.

We believe that there are a limited number of other companies competing for acquisitions of the type that we are seeking. However, we will face competition for acquisitions, and competition may increase as the business strategy we are pursuing continues to receive publicity. Existing and future competitors may be larger than us and have access to greater financial and other resources. As a result, acquisitions may become more expensive, and we may face greater difficulty in identifying suitable acquisition candidates on terms that we believe will make sense. If we are unable to expand our business by completing acquisitions on favorable terms, our financial results are may be negatively affected.

Acquisitions involve numerous risks that we may not be able to address or overcome. This could result in acquisitions that negatively affect our business and financial results.

Even if we are successful in completing IP-centric acquisitions, we may not be able to achieve or maintain profitability levels that will justify our investments in those acquisitions. Among other things, we may not be able to realize anticipated benefits from our acquisitions, including various synergies and economies of scope and scale. Each acquisition involves numerous risks, any of which could have a detrimental effect on our results of operations and/or the value of our equity. These risks include, among others:

•	overpaying for acquired assets or businesses;

•	being unable to license, market or otherwise exploit IP that we acquire on anticipated terms or at all;

•	negative effects on reported results of operations from acquisition-related expenses and amortization of acquired intangibles;

•	diversion of management’s attention from management of day-to-day operational issues;

•	failing to maintain focus on, or ceasing to execute, core strategies and business plans as our IP portfolio grows and becomes more diversified;

•	failing to acquire or hire additional successful managers, or being unable to retain critical acquired managers;

•	potential adverse effects of a new acquisition on an existing business or business relationship; and

•	underlying risks of the businesses that we acquire, which may differ from one acquisition to the next, including those related to entering new lines of business or markets in which we have little or no prior experience.

Our ability to grow through the acquisition of additional IP assets and business will depend on the availability of capital to complete acquisitions.

We intend to finance our IP acquisitions through a combination of available cash, bank or other institutional financing (including through IP securitizations), and issuances of equity and possibly debt securities. As of June 30, 2006, we have approximately $126 million of cash on hand (including restricted cash) and outstanding MBS securities and no existing bank debt or other amounts outstanding under borrowing arrangements. There is no assurance that we will be able to secure borrowings in the future to fund acquisitions, either on terms that we consider reasonable or at all. In addition, because of Section 382 of the Internal Revenue Code of 1986, as amended, we face limitations on the number of shares of equity that we can issue without triggering limitations on our future ability to use our substantial accumulated tax loss carryforwards. Under certain circumstances, these limitations (if triggered) could significantly or, under certain circumstances, totally reduce the future value of our tax loss carryforwards (assuming we are able to generate taxable income that would benefit from the use of the tax loss carryforwards). As a result of these factors, we may lack access to sufficient capital to complete acquisitions that we identify and want to complete. In such a case, our inability to complete acquisitions could have a material adverse effect on our business, our financial results and the trading price of our stock.

Risks about the businesses we acquire

Our business will depend on market acceptance of the IP that we intend to acquire such as trademarks, brands and franchise rights. We expect these markets to be highly competitive.

Continued market acceptance of the IP that we intend to acquire, such as trademarks, brands and franchise rights is critical to our future success and subject to great uncertainty. The consumer branded products industries on which we expect to focus our acquisition activities are extremely competitive, both in the United States and overseas. Accordingly, we expect that we and our future licensees and other business partners (including franchisees) will face intense and substantial competition with respect to marketing and expanding products and services under acquired IP. As a result, we may not be able to attract licensees, franchisees and other business partners on favorable terms or at all. In addition, licensees and other third parties with whom we deal may not be successful in selling products and services that make use of our acquired IP. They (and we) also may not be able to expand the distribution of such products and services into new markets.

In general, competitive factors include quality, price, style, name recognition and service. In addition, the presence in the marketplace of short-lived “fads” and the limited availability of shelf space can affect competition for many consumer products. Changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing products and outlets also can affect market results. Competing trademarks and brands may have the backing of companies with greater financial, distribution, marketing, capital and other resources than do us or our licensees and other business partners. This may increase the obstacles that we and they face in competing successfully. Among other things, we may have to spend more on advertising and marketing or may need to reduce the amounts that we charge licensees and other business partners. This could have a negative impact on our business and financial results.

Because we expect to rely on unaffiliated third parties to market, distribute, sell and in some cases design products and services using IP such as trademarks and brands that we license, the success of our business may depend upon various factors that are beyond our control.

We expect to have limited personnel and operations. Substantially all of our earnings are expected to come from royalties generated from licensees, franchisees and similar contractual relationships involving IP that we acquire. Licensees, franchisees and other business partners are independent operators, and we will not exercise day-to-day control over any of them. As a result, our business will face a number of risks, including the following:

•	We expect that products using our IP will be manufactured by third party licensees, either directly or through third-party manufacturers on a subcontract basis. All manufacturers have limited production capacity, and the ones with whom we work (directly or indirectly) may not, in all instances, be able to satisfy manufacturing requirements for our (and our licensees’) products.

•	We expect to provide limited training and support to franchisees. Consequently, franchisees may not successfully operate their businesses in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel.

•	While we will try to ensure that our licensees and other business partners maintain a high quality of products and services that use our IP, they may take actions that adversely affect the value of our IP or our business reputation.

Our failure to protect proprietary rights that we acquire could decrease the value of those assets.

We expect to acquire a combination of trademarks, copyrights, franchise rights, service marks, trade secrets and similar intellectual property rights. The success of our IP business strategy will depend in part on our ability to license this intellectual property for use by third parties in selling various products and services and developing brand and product awareness in new geographic and product markets. Although we expect that much of our intellectual property will be protected by registration or other legal rules in the United States, in some cases registration may not be in place or available, particularly outside of the United States. In some cases, third parties may be using similar trademarks or other intellectual property in certain countries, and we may not be able to use certain of our intellectual property in those countries.

We intend to monitor on an ongoing basis unauthorized filings of registrations for our trademarks and other intellectual property and to rely primarily upon a combination of trademark, copyright, know-how, trade secrets and contractual restrictions to protect our intellectual property rights. We believe that such measures afford only limited protection and, accordingly, there can be no assurance that actions taken in the past, or that we take in the future, to establish and protect our proprietary rights will be adequate to prevent infringement by others, or prevent a loss of revenue or other damages. In addition, the laws of some countries do not protect intellectual property rights to the same extent as the laws of the United States.

We may be required to spend significant time and money on protecting or defending our intellectual property rights.

We may from time to time be required to institute litigation to enforce legal protections that we believe apply to intellectual property that we acquire, including to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects, regardless of whether we are able to successfully enforce our rights. In addition, to the extent that any of the intellectual property we acquire is deemed to violate the proprietary rights of others, we could be prevented from using it, which could cause a termination of licensing and other commercial arrangements. This would adversely affect our revenues and cash flow. We also could be required to defend litigation brought against us, which can be costly and time-consuming. It could also result in a judgment or monetary damages being levied against us.

The acquisition of IP assets and IP-centric businesses will result in us recording a material amount of goodwill and other intangible assets on our balance sheet. If we are required to write down a portion of this goodwill and other intangible assets, our financial results would be adversely affected.

As a result of our acquisition strategy, we expect that a significant portion of our assets will consist of intangible assets (including goodwill). We will not amortize goodwill and certain other intangible assets with indefinite lives which meet specified accounting criteria. We may not be able to realize the full fair value of intangible assets with indefinite lives and goodwill from our acquisitions. We will evaluate on a regular basis whether all or a portion of acquired goodwill and intangible assets may be impaired. Under current accounting rules, any determination that impairment has occurred would require us to write-off the impaired portion of goodwill and such intangible assets, resulting in a charge to our earnings. Any write-down of acquired goodwill or intangible assets resulting from future periodic evaluations would decrease our net income, and those decreases could be material.

Material weaknesses in disclosure controls and procedures and internal control over financial reporting of the businesses we acquire could adversely impact our ability to provide timely and accurate financial information.

The integration of acquisitions includes ensuring that our disclosure controls and procedures and our internal control over financial reporting effectively apply to and address the operations of newly acquired businesses. While we will make every effort to thoroughly understand any acquired entity’s business processes, our planning for proper integration into our company can give no assurance that we will not encounter operational and financial reporting difficulties impacting our controls and procedures. As a result, we may be required to change our disclosure controls and procedures or our internal control over financial reporting to accommodate newly acquired operations, and we may also be required to remediate historic weaknesses or deficiencies at acquired businesses. Our review and evaluation of disclosure controls and procedures and internal controls of the companies we acquire may take time and require additional expense, and if they are not effective on a timely basis could adversely affect our business and the market’s perception of our company.

RECOMMENDATION

The board of directors recommends a vote “FOR” this Proposal.

PROPOSAL 2 — NAME CHANGE

On August 15, 2006, the board of directors approved an amendment to Aether’s Certificate of Incorporation to change the name of Aether from Aether Holdings, Inc. to NexCen Brands, Inc. The board of directors believes that the name change would be in the best interests of Aether because the new name better reflects the long-term strategy that will focus on (i) acquiring or licensing, for sale, licensing or sublicensing (or other commercial exploitation) intellectual property including trademarks and service marks, including in connection therewith the acquisition of intellectual property-intensive businesses and (ii) providing, structuring or assisting others in providing or obtaining whole company or asset-backed securitization financings involving intellectual property.

The name change will become effective when the amendment to the Certificate of Incorporation is filed with the Corporate Secretary of State for the State of Delaware. Aether intends to file this amendment promptly after the stockholders approve the name change, provided that the Strategic Sale also has been approved by the stockholders. Aether has reserved the stock symbol “NEXC” in anticipation of this change, and if this Proposal 2 is approved, we intend to request that our common stock trade under this new symbol on the Nasdaq Global Market, rather than the current “AETH” symbol. If the stockholders do not approve the Strategic Sale, the board may abandon this Proposal, even if the stockholders approve the name change.

RECOMMENDATION

The board of directors has declared the amendment advisable and recommends a vote “FOR” this Proposal.

PROPOSAL 3 — ELECTION OF DIRECTORS

The following individuals are the nominees for election to the board of directors:

James T. Brady
Robert W. D’Loren
Jack B. Dunn IV
Edward J. Mathias
David S. Oros
Jack Rovner
Truman T. Semans
George P. Stamas

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Seven of the eight nominees are currently members of the board of directors and have consented to serve as directors if re-elected, including Mr. D’Loren, who has served as our chief executive officer and a director since June 6, 2006, and as President since August 9, 2006.

In addition, the board of directors proposes the election of a new director, Mr. Rovner, who is to hold office for a term of one year, expiring at the close of our annual meeting to be held in 2007, or until his successor is elected and qualified. This nominee was introduced to the board of directors through Mr. D’Loren. Under the terms of the agreement by which Aether acquired UCC, Aether granted Mr. D’Loren a one-time right to nominate two persons to the board of directors, provided that such nominees are approved by the nominating committee of our board of directors and satisfy the requirements for independence. Mr. Rovner is one of these two nominees. Mr. Rovner has been determined to be “independent,” in accordance with applicable securities rules and regulations and Nasdaq Global Market listing standards. It is the board of directors’ opinion that because of his business experience and familiarity with Aether’s business strategy, Mr. Rovner is sufficiently familiar with Aether and its business to be able to competently direct and manage Aether’s business affairs.

More detailed information about Mr. Rovner is available in the section of this proxy statement titled “Directors and Executive Officers,” which begins on page 42.

If any of the nominees cannot serve for any reason (which is not anticipated), the board of directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the board of directors also may decide to leave a board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the board.

Each director elected at the annual meeting will serve as a director of Aether until the 2007 annual meeting.

RECOMMENDATION

The board of directors recommends a vote “FOR” each of the nominees to the board of directors.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors, upon the recommendation of the audit committee and subject to the ratification by the stockholders, has appointed KPMG LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for Aether and its consolidated subsidiaries for 2006. The board of directors believes that KPMG’s experience with and knowledge of Aether are important and would like to continue this relationship. KPMG has advised Aether that the firm does not have any direct or indirect financial interest in Aether or any of its subsidiaries, and KPMG has not had any such interest since Aether’s inception in 1996, other than as a provider of auditing and accounting services.

In making the recommendation for KPMG to continue as Aether’s independent registered public accounting firm for the year ended December 31, 2006, the audit committee reviewed past audit results and the non-audit services performed during 2005 and proposed to be performed during 2006. In selecting KPMG, the audit committee and the board of directors carefully considered KPMG’s independence. The audit committee has determined that the performance of the non-audit services performed by KPMG did not impair KPMG’s independence.

KPMG has confirmed to Aether that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board and the SEC governing auditor independence.

A representative of KPMG is expected to attend the annual meeting. The KPMG representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

AUDIT FEES

The aggregate fees billed for professional services rendered for Aether by KPMG LLP, Aether’s independent auditor, for the years ended December 31, 2005 and 2004 were:

	2005	2004

Audit Fees	$223,000	$633,000
Audit-Related Fees	—	495,000
Tax Fees	$28,300	255,000
All Other Fees	—	—
Total Fees	$251,300	$1,383,000

“Audit Fees” include time billed to Aether for professional services rendered for the annual audit for Aether’s consolidated financial statements, the quarterly reviews of the consolidated financial statements for fiscal years 2005 and 2004 and the audit with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004.

The aggregate amount billed for all tax fees for the years ended December 31, 2005 and 2004 (see chart above under heading “Tax Fees”) principally covered tax planning, tax consulting and tax compliance services provided to Aether.

The aggregate fees billed for all audit related services rendered by KPMG for the year ending December 31, 2004 (see chart above under the heading “Audit-Related Fees,” principally covered accounting consultations and audits and consultations in connection with the disposition of Aether’s wireless businesses. No fees were billed for “Audit Related Fees” for the year ended December 31, 2005.

Aether does not use its independent auditor as its internal auditor nor does it have an internal auditor.

No other professional services were rendered or fees were billed by KPMG for the most recent fiscal year or for the years ending December 31, 2005 and 2004.

The audit committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by KPMG are submitted to the audit committee. Requests for all non-audit related services require pre-approval from the entire audit committee. A schedule of approved services is then reviewed and approved by the entire audit committee at each audit committee meeting.

Less than 50% of the hours expended on the audit engagement of KPMG were attributable to persons other than full-time, permanent employees of KPMG.

RECOMMENDATION

The board of directors recommends a vote “FOR” ratification of the appointment of KPMG.

PROPOSAL 5 — APPROVAL OF THE AETHER HOLDINGS, INC.
2006 EQUITY INCENTIVE PLAN

The board of directors has approved for submission to a vote of the stockholders a proposal to adopt the Aether Holdings, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). If approved, the 2006 Plan will replace the 1999 Stock Incentive Plan (the “1999 Plan”) and the Acquisition Incentive Plan (the “2000 Plan” and together with the 1999 Plan, the “Plans”), and will become the sole plan for providing stock-based incentive compensation to eligible employees, directors and consultants. The Plans will remain in existence solely for the purpose of addressing the rights of holders of existing awards already granted under the Plans. No new awards will be granted under the Plans following stockholder approval of this Proposal 5.

The purposes of the 2006 Plan are to retain key employees, directors and consultants, to attract new employees, directors and consultants whose services are considered valuable and to stimulate the active interest of such persons in the development and financial success of Aether. The board of directors believes that grants of options and other forms of equity participation will become an increasingly important means to retain and compensate its personnel. As a result of the nature of the MBS business, Aether has issued few options and shares of restricted stock during the two years that it has operated this business. However, as Aether develops its IP business, it expects to use broad-based equity as a significant component of its overall compensation philosophy. By doing this, Aether believes it can align employees’ actions and behaviors with stockholders’ interests. Because the Plans have been in use for a number of years and grants were made while Aether operated its historical businesses, current management believes it is in the best interest of the company to implement a new equity incentive plan through the 2006 Plan. The 2006 Plan also is designed to give Aether additional flexibility to responsibly address changing accounting rules and corporate governance practices by utilizing stock options, stock grants and stock appreciation rights. The existing Plans only provide for limited use of stock grants and do not provide for stock appreciation rights.

Historically, Aether granted options and awards of restricted stock under the 1999 Plan and 2000 Plan. These Plans are similar except that Aether cannot make awards to officers and directors under the 2000 Plan because it was not approved by stockholders. In addition, the number of options and shares of restricted stock available for grants under the 2000 Plan is limited to 1.9 million and the 1999 Plan is limited to 20% of Aether’s common stock outstanding at any time. Under the Plans, a total of 9,152,849 options and shares of restricted stock, net of cancellations and forfeitures, have been granted of which 4,617,334 are currently outstanding, or approximately 9.7% of Aether’s currently outstanding shares of common stock. The company may grant up to an additional 404,299 options and shares of restricted stock under the 1999 Plan, and up to 1,146,641 options and shares of restricted stock under the 2000 Plan. However, because the number of options and shares of restricted stock available for grants under the 1999 Plan equals 20% of Aether’s common stock outstanding at any time, the number of shares that may be issued under the 1999 Plan may change over time. If adopted by the stockholders at the annual meeting, the 2006 Plan will immediately replace the 1999 Plan and 2000 Plan and no further options or other awards will be granted under these plans after the annual meeting.

If approved by the stockholders, a total of 3,500,000 shares of our common stock will be initially reserved for issuance under the 2006 Plan, which represents approximately 7.4% of Aether’s currently outstanding shares. Aether may make grants, other than of restricted stock, under the 2006 Plan for no more than 10 years.

A general description of the principal terms of the 2006 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2006 Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. Capitalized terms used but not defined in this Proposal No. 3 shall have the same meaning as in the 2006 Plan unless otherwise indicated.

GENERAL DESCRIPTION

Purpose

The 2006 Plan will allow us to make broad-based grants of stock options, restricted stock and Stock Appreciation Rights (“SARs”), any of which may or may not require the satisfaction of performance objectives, to employees, directors and consultants. The purpose of these equity awards is to attract, motivate and retain talented employees, directors and consultants, align employee and stockholder interests and link employee compensation with company performance.

Shares Reserved for Issuance under the 2006 Plan

If approved by the stockholders, a total of 3,500,000 shares of common stock will be reserved initially for issuance under the 2006 Plan, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or Aether’s capital structure. Any grant that expires or terminates, becomes unexercisable or is forfeited or cancelled shall be available for further grants under the 2006 Plan unless, in the case of options granted under the 2006 Plan, related SARs are exercised. For purposes of determining the number of total shares available for grant under the 2006 Plan: (a) while an award is outstanding, it shall be counted against the authorized pool of total shares, regardless of its vested status; (b) the grant of an option shall reduce the total shares available for grant under the 2006 Plan by the number of shares subject to such award; (c) the grant of restricted stock shall reduce the total shares available for grant under the 2006 Plan by two times (2x) the number of shares subject to such award; and (d) the grant of SARs shall reduce the total shares available for grant under the 2006 Plan by one times (1x) the number of shares subject to such award.

Administration

The 2006 Plan is administered, with respect to grants to employees, directors, officers, consultants and advisors, by the plan administrator (the “Administrator”), defined as the board of directors or one or more committees designated by the board of directors. The 2006 Plan will be administered by the compensation committee, which is made up entirely of independent directors.

Terms and Conditions of Awards

The 2006 Plan provides for the grant of stock options, restricted stock and SARs (collectively referred to as “awards”). Stock options granted under the 2006 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. To the extent that the aggregate fair market value of shares of Aether’s common stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Each award granted under the 2006 Plan shall be designated in an award agreement.

Subject to applicable laws, the Administrator has the authority, in its discretion, to select the recipients to whom awards may be granted, to determine whether and to what extent awards are granted, to determine the number of shares of the common stock or the amount of other consideration to be covered by each award (subject to the limitations discussed above), to approve award agreements for use under the 2006 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2006 Plan, to construe and interpret the terms of the 2006 Plan and awards granted and to take such other action not inconsistent with the terms of the 2006 Plan, as the Administrator deems appropriate. The Administrator is not permitted to (i) reduce the exercise price of any award awarded under the 2006 Plan or (ii) cancel any award and issue a new award with a lower exercise price in respect of such cancelled award without approval of Aether’s stockholders.

The term of any award, other than restricted stock, granted under the 2006 Plan may not be for more than ten years (or in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of Aether), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2006 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the option is granted

(or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of Aether’s combined voting power or of any parent or subsidiary). In the case of SARs, the base appreciation amount shall not be less than 100% of the fair market value of our common stock on the date of grant. The exercise or purchase price is generally payable in cash, check, shares of our common stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

The Administrator may issue awards under the 2006 Plan in assumption or substitution for outstanding awards or obligations that are held by employees of a company acquired by Aether — so-called “rollover” grants.

The 2006 Plan provides that any amendment that would adversely affect the grantee’s rights under an outstanding award shall not be made without the grantee’s written consent, provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the grantee.

Termination of Service

An award may not be exercised after the termination date of such award as set forth in the Plan. In the event a participant in the 2006 Plan terminates continuous service with Aether other than for cause (as defined in the 2006 Plan), an award may be exercised only to the extent provided in the award agreement. In the event the service of a participant in the 2006 Plan is terminated for cause, all of such participant’s awards shall expire and be forfeited immediately whether or not then exercisable. Where an award agreement permits a participant to exercise an award following termination of service, the award will terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first.

Transferability of Awards

Awards granted under the 2006 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, or to a family member in accordance with the Code in the case of an incentive stock option, or to the extent otherwise determined by the Administrator.

Section 162(m) of the Code

Under Code Section 162(m) no deduction is allowed in any taxable year for compensation in excess of $1 million paid to Aether’s chief executive officer and the four other most highly compensated officers. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders that specifies, among other things, the maximum number of shares with respect to which options and SARs may be granted to eligible participants under such plan during a specified period. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or SAR is cancelled, the cancelled award shall continue to count against the maximum number of shares of common stock with respect to which an award may be granted to a participant. Compensation paid pursuant to options or SARs, granted under such a plan and with an exercise price not less than the fair market value of our common stock on the date of grant, is deemed to be inherently performance-based, as such awards provide value to participants only if the stock price appreciates.

In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard. In the alternative, the restricted stock may be subject to a vesting restriction that will permit the recipient to retain the restricted stock only if one or more objective performance goals is met.

We have structured the 2006 Plan, and we intend to issue awards under the 2006 Plan, in a manner that will allow us to deduct compensation paid pursuant to the 2006 Plan.

Change in Capitalization

Subject to any required action by the stockholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2006 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by Aether or (iii) as the Administrator may determine in its discretion, any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of Aether will not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, and its determination shall be final, binding and conclusive.

Change in Control

Unless the participant’s grant agreement provides otherwise, if there is a Change in Control (as defined in the 2006 Plan), all of the participant’s awards will fully vest and become exercisable and shall remain so for up to one year thereafter, but in no event after the expiration date of the award; provided that the Administrator may determine that a particular participant’s awards will not become fully exercisable if the Administrator, in its sole discretion, determines the participant did not sufficiently cooperate with the company with respect to a Change of Control; and provided further that Committee may allow conditional exercises in advance of the completion of a Change of Control that are then rescinded if no Change of Control occurs.

Amendment, Suspension or Termination of the 2006 Plan

The board of directors may at any time amend, suspend or terminate the 2006 Plan. The 2006 Plan will terminate ten years from the date of its approval by our stockholders, unless terminated earlier by the board of directors. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, we shall obtain stockholder approval of any amendment to the 2006 Plan in such a manner and to such a degree as is required.

CERTAIN FEDERAL TAX CONSEQUENCES

The following summary of the federal income tax consequences of the 2006 Plan and the awards granted thereunder is based upon federal income tax laws in effect on the date of this proxy statement. This discussion is intended for the information of stockholders considering how to vote on Plan and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients, and the method of payment or settlement. This summary does not purport to be complete, and does not discuss the effects of other federal taxes (including possible “golden parachute” excise taxes), non-U.S., state or local tax consequences or additional guidance that is expected to be issued by the Treasury Department under Section 409A of the Code.

Nonqualified Stock Options

The grant of a nonqualified stock option under the 2006 Plan will not result in any federal income tax consequences to the optionholder or to Aether. Upon exercise of a nonqualified stock option, the optionholder is subject to income taxes at the rate applicable to ordinary income on the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price. This income is subject to withholding for federal income and employment tax purposes. Aether is entitled to an income tax deduction in the amount of the income recognized by the optionholder, subject to possible limitations imposed by Section 162(m) of the Code, provided

Aether withholds the appropriate taxes with respect to such income (if required) and the optionholder’s total compensation is deemed reasonable in amount. Any gain or loss on the optionholder’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. Aether does not receive a tax deduction for any such gain.

Incentive Stock Options

The grant of an incentive stock option under the 2006 Plan will not result in any federal income tax consequences to the optionholder or to Aether. An optionholder recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and Aether receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the optionholder has held the shares of common stock. If the optionholder holds the shares of common stock for the required period of at least two years after the date the option was granted and one year after exercise, the optionholder will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. Aether is not entitled to any deduction under these circumstances.

If the optionholder fails to satisfy the holding period requirement, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the amount by which the amount realized on the disposition exceeded the exercise price or (ii) the amount by which the fair market value of the stock on the exercise date exceeded the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. Aether, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionholder, subject to possible limitations imposed by Section 162(m) of the Code, provided the optionholder’s total compensation is deemed reasonable in amount.

The exercise of an incentive stock option may trigger alternative minimum tax. The “spread” under an incentive stock option — i.e., the amount by which the fair market value of the shares at exercise exceeds the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an optionholder’s alternative minimum tax liability exceeds such optionholder’s regular income tax liability, the optionholder will owe the alternative minimum tax.

Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. Aether is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code, provided Aether withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the recipient holds the stock after the restrictions lapse. Aether does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary income in the year that such restricted stock is granted, the amount by which the fair market value of such stock on the date of the issuance of the stock exceeds the price paid by the recipient.

If such an election is made, the recipient recognizes no further income upon the lapse of any restrictions and any gain or loss on subsequent disposition of the stock will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights

Recipients of SARs generally should not recognize income until the SAR is exercised. Upon exercise, the recipient normally will recognize taxable ordinary income equal to the amount of cash received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. The company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code, provided Aether withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

The above discussion does not address the federal income tax consequences of awards under Section 409A of the Code. Section 409A provides that covered amounts deferred under a nonqualified deferred compensation plan are includable in the participant’s gross income and subject to 20 percentage points of additional tax plus in certain cases an interest charge to the extent not subject to a substantial risk of forfeiture and not previously included in income, unless certain requirements are met, including limitations on the timing of deferral elections, the pricing and terms of options and stock appreciation rights, and events that may trigger the distribution of deferred amounts. In general, the Plan is intended to comply with Section 409A requirements. Awards made under the 2006 Plan may be amended in light of additional guidance issued under Section 409A if modification of awards is required to avoid the application of or comply with Section 409A.

NEW PLAN BENEFITS

As of the date of this proxy statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any options under the 2006 Plan. The benefits to be received by Aether’s directors, executive officers and employees pursuant to the 2006 Plan are not determinable at this time.

RECOMMENDATION

The board of directors recommends a vote “FOR” this Proposal.

PROPOSAL 6 — ADOPTION OF BONUS PLAN

The board of directors has approved for submission to a vote of stockholders a proposal to adopt Aether’s 2006 Management Bonus Plan (the “Bonus Plan”). The Bonus Plan was approved by the board in connection with the acquisition of UCC and Mr. D’Loren’s employment agreement, and will become effective upon its approval by the stockholders at the annual meeting.

The Bonus Plan is intended to increase stockholder value and the success of Aether by motivating key executives to perform to the best of their abilities and to achieve Aether’s objectives. The Bonus Plan’s objectives are to be achieved by providing the key executives with incentive awards based on the achievement of goals relating to performance of Aether. Stockholder approval of the Bonus Plan will allow bonuses paid under the Bonus Plan to “covered employees” as defined under Section 162(m) of the Code to qualify as deductible “performance-based compensation.”

Capitalized terms used in this Proposal 6 shall have the same meaning as in the Bonus Plan unless otherwise indicated.

A general description of the principal terms of the Bonus Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the Bonus Plan, a copy of which is attached to this Proxy Statement as Appendix B and is incorporated herein by reference.

GENERAL DESCRIPTION

Purpose of the Plan

The Bonus Plan is intended to increase stockholder value and the success of Aether by motivating the chief executive officer and certain other key executives to perform to the best of their abilities and achieve Aether’s objectives. The Bonus Plan is designed to qualify awards made under the plan as performance-based compensation so that Aether may receive a federal income tax deduction for the payment of incentive bonuses to its executives.

Administration of the Plan

The Bonus Plan will be administered by the compensation committee in accordance with the requirements of Section 162(m) (the “Committee”).

Eligibility to Receive Awards

The chief executive officer and certain other key management employees (including those of any subsidiary, operating unit or division) designated by the Committee are eligible to participate in the Bonus Plan. Participation in the Bonus Plan by any particular officer is determined annually in the discretion of the Committee. In selecting participants for the Bonus Plan, the Committee will choose officers who are likely to have a significant impact on Aether’s performance. Aether may also pay discretionary bonuses, or other types of compensation outside the Bonus Plan that may or may not be deductible. However, no employee has a guaranteed right to such discretionary compensation as a substitute for a performance award in the event that performance targets are not met or that stockholders fail to approve the material terms of the Bonus Plan.

Target Awards and Performance Goals

For each year, the Committee will (i) determine the size of the bonus pool; (ii) establish performance objectives for awards under the Bonus Plan, (iii) define award terms and conditions, including the percentage of the bonus pool for each participant; (iv) determine and certify the award amounts earned; (v) determine and make permitted discretionary reductions to awards otherwise earned; and (vi) decide whether, under what circumstances, and subject to what terms awards may be paid on a deferred basis. All designations, determinations, interpretations and other decisions made under or with respect to the Bonus Plan and all awards made under the Bonus Plan are within the sole and absolute discretion of the Committee and will be final, conclusive and binding on all persons.

Each participant’s award will be expressed as a percentage of the amount reserved for awards under the Bonus Plan, provided that the aggregate amount of awards payable under the Bonus Plan in any one fiscal year shall equal five percent (5.0%) of Aether’s annual net income for such fiscal year (the “Bonus Pool”), as determined based on Aether’s audited financial statements. The Bonus Plan provides that the percentage of the Bonus Pool reserved for the chief executive officer will be at least 50%.

Performance objectives for awards may be expressed in terms of (i) earnings per share, (ii) share price, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) sales, or (vii) any combination of the foregoing. Performance objectives may be absolute or relative (to prior performance of Aether or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The performance objectives with respect to a fiscal year will be established in writing by the Committee by the earlier of (x) the date on which a quarter of the relevant performance period (normally, the fiscal year) has elapsed or (y) the date which is ninety (90) days after the commencement of the beginning of each relevant performance period (normally, the fiscal year), and in any event while the performance relating to the performance objectives remains substantially uncertain.

Determination of Actual Awards

After the end of each plan year, the Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the compensation committee. However, the Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula.

Awards under the Bonus Plan generally will be payable in cash after the end of the year during which the award was earned. However, the Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the 2006 Plan (if approved by stockholders) or successor equity compensation plan. Any award under the Bonus Plan payable to the chief executive officer will be payable 50% in cash and 50% in shares of restricted common stock that vest over a three-year period from the date of issuance or such other allocation agreed to by the chief executive officer.

The Committee may require that participants for a plan year must still be employed as of the end of such year and/or as of the later date the awards for such year are announced to be eligible to receive an award. In addition, the Committee may adopt such forfeiture, proration or other rules that it deems appropriate, in its sole and absolute discretion, regarding the impact on awards of (i) a participant’s death, disability, voluntary termination of employment, termination of employment by Aether for cause or the termination of employment by Aether for reasons other than cause and (ii) a Change of Control (as defined in the 2006 Plan).

Amendment and Termination of the Bonus Plan

The board of directors may amend or terminate the Bonus Plan at any time and for any reason, but, in accordance with Section 162(m), certain material amendments to the plan will be subject to stockholder approval in order to maintain the plan’s compliance with Section 162(m).

Section 409A

The Bonus Plan is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Aether may, without the consent of any participant under the Bonus Plan, amend or modify the Bonus Plan in any manner in order to meet the requirements of Section 409A of the Code. Aether also has the authority to delay the payments or benefits under the Bonus Plan to the extent it deems necessary or appropriate to comply with Section 409A of the Code.

NEW PLAN BENEFITS

Because payments under the Bonus Plan are determined by comparing actual performance to the annual performance goals established by the Committee, it is not possible to conclusively state the amount of benefits which will be paid under the Bonus Plan.

RECOMMENDATION

The board of directors recommends a vote “FOR” this Proposal.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of August 11, 2006, as to:

•	each of our directors, nominees and named executive officers individually;

•	all our directors, nominees and executive officers as a group; and

•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

For the purposes of calculating percentage ownership as of August 11, 2006, 47,434,296 shares were issued and outstanding and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable within 60 days of August 11, 2006, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Aether Holdings, Inc., 1330 Avenue of the Americas, 40th Floor, New York, NY 10019.

	Beneficial Ownership
	of Shares
Name and Address	Number	Percent

Directors, nominees and executive officers:
David S. Oros(1)	4,637,576	9.6%
Robert W. D’Loren(2)	2,381,429	5.0%
David C. Reymann(3)	210,546	*
David B. Meister(4)	—	—
J. Carter Beese, Jr.(5)	293,702	*
James T. Brady(6)	102,500	*
Jack B. Dunn IV(7)	100,000	*
Jack Rovner	25,000	*
Edward J. Mathias(8)	156,700	*
Truman T. Semans(9)	148,650	*
George P. Stamas(10)	191,868	*
All directors and named executive officers as a group (11 Persons)	8,247,971	16.8%

5% stockholders:
NexGen Technologies, L.L.C.	2,506,697	5.3%
Dimensional Fund Advisors Inc.(11)	3,778,383	8.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

*	Less than 1%.

(1)	Includes 764,279 shares of common stock owned jointly by Mr. Oros and his wife. Includes 2,506,697 shares of common stock owned by NexGen Technologies, L.L.C. over which Mr. Oros exercises voting and investment control by virtue of his position as managing member of NexGen. Also includes exercisable warrants to purchase 812,500 shares of common stock and exercisable options to purchase 130,600 shares of common stock. Excludes 900,000 shares of common stock held in escrow on behalf of the former UCC securityholders as earn-out consideration pursuant to the Merger Agreement over which Mr. Oros exercises voting control by virtue of a proxy granted to him.

(2)	Includes 153,249 shares owned by Mr. D’Loren and held in escrow and that until and unless earned are subject to forfeiture if certain performance targets as outlined in the Merger Agreement are not met. Includes 1,325,359 shares of common stock owned by D’Loren Realty, LLC (“Realty”) for which Mr. D’Loren is the sole Member-Manager and possesses full voting and dispositive power. Includes 477,129 shares of common stock owned by Realty and held in escrow and that until and unless earned are subject to forfeiture if certain performance targets as outlined in the Merger Agreement are not met. Excludes 268,654 shares of common stock owned by the Robert D’Loren Family Trust dated March 29, 2002 (the “Trust”), the beneficiaries of which are two minor children of Mr. D’Loren. The Trust is irrevocable, the trustee is not a member of Mr. D’Loren’s immediate family, and the trustee has independent authority to vote and dispose of the shares held by the Trust. Excludes 96,715 shares of common stock owned by the Trust and held in escrow and that until and unless earned are subject to forfeiture if certain performance targets as outlined in the Merger Agreement are not met. Mr. D’Loren expressly disclaims beneficial ownership of all shares owned by the Trust.

(3)	Includes exercisable warrants to purchase 5,416 shares of common stock and exercisable options to purchase 133,334 shares of common stock. Mr. Reymann ceased to serve as the Chief Financial Officer on
September 12, 2006.

(4)	Mr. Meister became the company’s Senior Vice President, Chief Financial Officer, Treasurer, and Secretary on September 12, 2006.

(5)	Includes exercisable options to purchase 148,600 shares of common stock.

(6)	Includes exercisable options to purchase 100,000 shares of common stock.

(7)	Includes exercisable options to purchase 100,000 shares of common stock.

(8)	The address for Mr. Mathias is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004. Includes exercisable options to purchase 100,000 shares of common stock, 19,000 shares of common stock held indirectly in a retirement account and 4,700 shares of common stock held as custodian for Ellen Mathias.

(9)	Includes 30,000 shares of common stock held jointly by Mr. Semans and his wife, and 18,650 shares of common stock held by the Semans Scholarship Fund at the Lawrenceville School at which Mr. Semans is a trustee emeritus. Includes exercisable options to purchase 100,000 shares of common stock.

(10)	Includes exercisable options to purchase 135,600 shares of common stock.

(11)	Based solely on reports filed with the SEC as of March 6, 2006. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are called the Investment Group. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities described in this schedule that are owned by the Investment Group, and may be deemed to be the beneficial owner of the shares of our common stock held by the Investment Group. All securities reported in this schedule are owned by the Investment Group, and Dimensional disclaims beneficial ownership of such securities.

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of the record date, the names and ages of all director nominees and Aether’s executive officers who will continue to serve after the annual meeting.

Name	Age	Position

David S. Oros	47	Chairman of the Board
Robert W. D’Loren	48	Director, Chief Executive Officer and President
David B. Meister	48	Senior Vice President and Chief Financial Officer
James T. Brady(2)(3)(4)	65	Director
Jack B. Dunn IV(1)(3)(4)	54	Director
Edward J. Mathias(1)(3)(4)	64	Director
Jack Rovner	51	Nominee for Director
Truman T. Semans(2)(4)	79	Director
George P. Stamas(4)	55	Director

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

(3)	Member of the nominating committee.

(4)	Member of the corporate governance committee.

David S. Oros founded Aether in 1996, and currently serves as our chairman. From 1996 until June 2006, Mr. Oros served as our chief executive officer. From 1994 until 1996, Mr. Oros was president of NexGen Technologies, L.L.C., a wireless software development company that contributed all of its assets to Aether. From 1992 until 1994, he was president of the Wireless Data Group at Westinghouse Electric. Prior to that, Mr. Oros spent from 1982 until 1992 at Westinghouse Electric directing internal research and managing large programs in advanced airborne radar design and development. Mr. Oros received a B.S. in mathematics and physics from the University of Maryland, and holds a U.S. patent for a multi-function radar system. Mr. Oros currently serves on the Board of Directors for Broadwing Corporation, the University of Maryland School of Nursing, the Baltimore’s Port Discovery Children’s Museum, and on the Board of Trustees for the University of Maryland Baltimore Foundation, Inc.

Robert W. D’Loren was appointed director and chief executive officer and a director of Aether by board resolution in June 2006, and president of Aether in August 2006. Mr. D’Loren has over twenty-five years of experience in finance-related businesses and has been involved with developing many of the industry standards utilized in the area of whole-company securitizations backed by intellectual property. In 1997, Mr. D’Loren founded UCC Capital Corp., which engages in originating, underwriting and servicing loans secured by intellectual property. In 1985, Mr. D’Loren founded D’Loren Organization, which was involved in asset management, principal transactions in corporate acquisitions and real estate, and in the restructuring and sale of non-performing and performing loan assets on behalf of clients that included Citibank, Bank of America, the Resolution Trust Corporation, the Federal Home Loan Mortgage Corporation, the Department of Housing and Urban Development, and the Federal Deposit Insurance Corporation, with a transaction volume in excess of $3 billion. Before forming his own company in 1985, Mr. D’Loren served as an asset manager for Fosterlane Management, after serving as a manager with the international consulting firm of Deloitte & Touche, where he served a diversified client base. Mr. D’Loren has served on the board of Directors or acted as a board advisor to Business Loan Center, Candie’s, Inc., Bill Blass Ltd., Bike Athletic, Inc., The Athlete’s Foot Group and the Iconix Brand Group, Inc. Mr. D’Loren holds an M.S. from Columbia University and a B.S. from New York University, and is a Certified Public Accountant.

David B. Meister has served as our senior vice president, chief financial officer, treasurer, and secretary since September 2006. From July 2006 until September 2006, Mr. Meister was a consultant in our finance department. Before joining us, Mr. Meister served as chief financial officer and senior vice president of Barrington Broadcasting

Corporation and Double O Radio Corporation from January 2005 until June 2006. From 2002 through December 2004, Mr. Meister was vice president of Buccino & Associates, a turnaround consulting and crisis management firm, and from 1999 to 2001, Mr. Meister served as senior vice president — finance and operations of eChips, Inc., a joint venture of four Fortune 500 companies in the electronic components industry. Mr. Meister began his career with Ernst & Young, LLP. Mr. Meister earned his Bachelor of Arts in Political Science from the University of Rochester and his MBA from the William E. Simon Graduate School of Business Administration at the University of Rochester and is a Certified Public Accountant.

James T. Brady was elected director of Aether on June 28, 2002. Mr. Brady has served as the Managing Director — Mid-Atlantic, for Ballantrae International, Ltd., a management consulting firm, since 2000 and was an independent business consultant from May 1998 until 2000. From May 1995 to May 1998, Mr. Brady was the Secretary of the Maryland Department of Business and Economic Development. Prior to May 1995, Mr. Brady was a managing partner with Arthur Andersen LLP in Baltimore, Maryland. Mr. Brady is a director of McCormick & Company, Inc., Constellation Energy Group and T. Rowe Price Group. Mr. Brady received a B.A. from Iona College.

Jack B. Dunn IV was elected director of Aether on June 28, 2002. Since October 1995, Mr. Dunn has been chief executive officer of FTI Consulting, Inc, a multi-disciplined consulting firm with practices in the areas of financial restructuring, corporate finance, forensic accounting, litigation consulting and economic consulting. He joined FTI in 1992 as executive vice president and chief financial officer and has served as a director of FTI since May 1992 and as chairman of the board from December 1998 to September 2004. Mr. Dunn is a director of Pepco Holdings, Inc., a public utility company, and is a limited partner of the Baltimore Orioles. Prior to joining FTI, he was a member of the board of directors and a managing director of Legg Mason Wood Walker, Inc. and directed its Baltimore corporate finance and investment banking activities. He received a B.A. from Princeton University and a J.D. from the University of Maryland Law School.

Edward J. Mathias was elected director of Aether on June 28, 2002. Mr. Mathias has been a managing director of The Carlyle Group, a Washington, D.C. based private merchant bank, since 1994. Mr. Mathias served as a managing director of T. Rowe Price Associates, Inc., an investment management firm, from 1971 to 1993. Mr. Mathias is a director of Endeavor Corp. He received a B.A. from the University of Pennsylvania and an M.B.A. from Harvard University.

Jack Rovner co-founded Vector Recordings and is a partner in Vector Management, a respected artist management firm whose clients are among some of the most recognizable names in music. From 1995 to 2002, Mr. Rovner was President of RCA Records and also served as the Senior Vice President of Marketing at BMG North America where he reported to the Chairman of BMG Worldwide. Prior to that, Mr. Rovner served as Senior Vice President of Arista Records from 1991 to 1994. From 1981 to 1991 Mr. Rovner held various positions at Columbia Records having served lastly as Vice President of Marketing. Mr. Rovner is active in a number of social causes including the Musician’s Assistance Program (MAP), TJ Martell, HELP USA and Habitat for Humanity. He received a B.A. in Communication Studies from the University of Iowa.

Truman T. Semans was appointed director of Aether by board resolution on September 19, 2002. Mr. Semans is founder and since 1993 has been Vice Chairman of Brown Investment Advisory & Trust Company, or Brown Advisory, a full-service firm providing investment advisory services to families and individuals of substantial wealth. Prior to founding Brown Advisory, Mr. Semans joined Alex. Brown & Sons in August 1974 as general partner, and was a member of the executive committee, the Vice Chairman of the Board and a member of the Executive and Organization Committee. He graduated from Princeton University and attended the University of Virginia Law School.

George P. Stamas was elected a director of Aether on October 20, 1999. Since January 2002, Mr. Stamas has been a senior partner with the law firm of Kirkland & Ellis LLP. Also, since November 2001, Mr. Stamas has been a venture partner with New Enterprise Associates. From December 1999 until December 2001, Mr. Stamas served as the vice chairman of the board and managing director of Deutsche Banc Alex. Brown (now Deutsche Bank Securities). Mr. Stamas is counsel to, and a limited partner of, the Baltimore Orioles baseball team and also of Lincoln Holdings, which holds interests in the Washington Wizards and Washington Capitals. Mr. Stamas also serves on the board of directors of FTI Consulting, Inc. He received a B.S. in economics from the Wharton School of the University of Pennsylvania and a J.D. from the University of Maryland Law School.

Our bylaws provide that the board of directors shall consist of such number of directors as the board of directors by resolution so decides. In connection with the acquisition of UCC, the board determined that it was in the best interest of the company, and resolved, to increase the number of directors to eight.

DIRECTOR INDEPENDENCE

Each of our directors other than Messrs. Oros, D’Loren and Stamas qualifies as “independent” in accordance with the published listing requirements of Nasdaq Global Market The Nasdaq Global Market independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq Global Market rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Aether and Aether’s management. Messrs. Oros and D’Loren are employed by the company, and, as such, neither qualifies as an independent director. The Board further has determined that Mr. Stamas should not be considered an independent director in view of the business relationship between the company and Kirkland & Ellis LLP, which is the company’s primary outside counsel and of which Mr. Stamas is a partner. As a result, Mr. Stamas does not serve on any of the company’s standing committees, other than the Corporate Governance Committee for reasons discuss below in “Meetings of the Board of Directors and Board Committees — Nominating Committee and Governance Committee,” beginning on page 45. All members of the audit committee, compensation committee and nominating committee are independent directors as such term is defined in the applicable Nasdaq Global Market listing standards.

MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The board of directors held a total of six meetings during 2005 and the independent directors held a total of two meetings during 2005. Each director attended 75% or more of the total number of meetings of the board of directors and any committee on which the director served, other than one director who missed two meetings of the board of directors.

The standing committees of the board of directors include the audit committee, the compensation committee, the nominating committee and the governance committee. The nominating and corporate governance committee was formed in March 2004 and was dissolved in April 2005, when the board of directors established separate nominating and governance committees. The charters of each of the Audit Committee, the Compensation Committee, the Nominating Committee and the Governance Committee of the Board are also available on the company’s website at www.aetherholdings.com. Stockholders may obtain a free copy of these committee charters from the address set forth above.

Audit Committee.  The Audit Committee assists the Board in overseeing the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the qualifications and independence of the company’s independent auditors, and the performance of the company’s internal audit function and independent auditors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. KPMG, the company’s independent registered public accounting firm, is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on management’s assessment of the effectiveness of the company’s internal control over financial reporting and their own assessment of the effectiveness of the company’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the company’s independent audit firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

The Audit Committee currently consists of Messrs. Brady, Semans and Beese, with Mr. Brady serving as its chairman. The Board has determined that all of the members of the Audit Committee are independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the listing standards of the Nasdaq Global Market, that Mr. Brady qualifies as an audit committee financial expert as that term is defined in Item 401(h) of Regulation S-K, that Mr. Brady has accounting or related financial management expertise within the meaning of the Nasdaq Global Market listing standards, and that each member of the Audit Committee is financially literate within the meaning of the Nasdaq Global Market listing standards. The Board believes that Mr. Brady is qualified to be an “audit committee financial expert” because he has the following attributes: (i) an understanding of generally accepted accounting principles, or GAAP, and financial statements, (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that represent a breadth and level of complexity and accounting issues that can reasonably be expected to be raised by Aether’s financial statements, or actively supervising one or more persons engaged in such activities, (iv) an understanding of internal controls over financial reporting and (v) an understanding of audit committee functions. Mr. Brady has acquired these attributes by means of having held various positions that provided the relevant experience, including 33 years with Arthur Andersen (including twenty years as an audit partner) and membership on the audit committees of several public companies since 1998. Mr. Brady also serves on the audit committees of three other public companies, but the board of directors has determined that such service does not affect his independence, responsibilities or duties as a member of the audit committee. The responsibilities and activities of the Audit Committee are described in greater detail in “Audit Committee Report,” beginning on page 58, and the Audit Committee’s charter, which is located on our website at www.aetherholdings.com.

During 2005, the audit committee met six times.

Compensation Committee.  The compensation committee currently consists of Messrs. Beese, Dunn and Mathias, with Mr. Mathias serving as its chairman. All members of the compensation committee are independent directors, as defined under the Nasdaq Global Market listing standards. The compensation committee is primarily responsible for determining the compensation of senior executive officers (such as the chief executive officer and chief financial officer) and other officers (unless the compensation committee decides to delegate such determinations to the chief executive officer), granting options, stock or other equity interests under our stock option or other equity-based incentive plans, and administering those plans and, where such plans specify, our other employee benefit plans.

During 2005, the compensation committee met once. The number of meetings the compensation committee was considered to be appropriate in light of Aether’s business operations and compensation policies in 2005. The compensation committee report, which discusses the activities of the compensation committee, in more detail is set forth under the heading “Compensation Committee Report on Executive Compensation,” beginning on page 53.

Nominating Committee and Governance Committee.  Until April 2005, Aether had a single committee addressing the nominating and corporate governance functions, whose members consisted of Messrs. Brady, Beese, Dunn, Mathias, Semans and Stamas, with Mr. Stamas serving as its chairman. All members of the nominating and corporate governance committee were independent directors, as defined under the Nasdaq Global Market listing standards, except for Mr. Stamas. As discussed above, Mr. Stamas is a partner in the law firm of Kirkland & Ellis LLP, which is Aether’s primary outside counsel, and the board had determined that Mr. Stamas is not “independent” under the Nasdaq Global Market listing standards. Aether, however, had determined in accordance with the exception afforded by Rule 4350(c) of the Nasdaq Global Market listing standards, that due to his expertise in corporate governance matters and unique depth of knowledge and experience as a director of Aether since 1999, Mr. Stamas was ideally suited to identify individuals qualified to serve on the board and it was in the best interests of Aether and its stockholders for Mr. Stamas to serve on the nominating and corporate governance committee.

In April 2005, the board of directors separated the nominating and corporate governance functions and created a nominating committee and a separate governance committee. The board of directors determined, in anticipation of the termination of the exception under Rule 4350(c) of the Nasdaq Global Market listing standards, which permitted Mr. Stamas to serve on the nominating and corporate governance committee, that it was appropriate to restructure the membership of the nominating committee so that it would be comprised of fewer members, all of whom would be independent, while at the same time permitting the governance committee to have more members.

The members of the nominating committee are Messrs. Brady, Dunn and Mathias, with Mr. Dunn serving as its chairman. All members of the nominating committee are independent directors, as defined under the Nasdaq Global Market listing standards. The nominating committee oversees the process by which individuals are nominated to become board members. In April 2005, the nominating committee met to nominate the slate of directors to stand for election at the 2005 annual meeting of stockholders. This was the only time the nominating committee met in 2005. In 2006, the nominating committee met to nominate the slate of directors presented for election in this proxy statement.

The members of the governance committee are Messrs. Brady, Beese, Dunn, Mathias and Semans. The governance committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the board of directors, as more fully described in its charter, which is located on our website at www.aetherholdings.com. The governance committee did not meet in 2005.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

Aether’s stockholders may submit candidates for consideration as director nominees. All candidate submissions must comply with the requirements of our certificate of incorporation and bylaws as well as the requirements of the Exchange Act. Our bylaws contain certain time limitations and procedures for stockholder nominations of directors. Any stockholder who intends to bring before an annual meeting of stockholders any nomination for director shall deliver a written notice to the secretary of Aether setting forth specified information with respect to the stockholder and additional information as would be required under Regulation 14A under the Exchange Act and Rule 14a-8 for a proxy statement used to solicit proxies for such nominee. In general, the notice must be delivered not less than 45 days nor more than 90 days prior to the first anniversary of the proxy statement for the preceding year’s annual meeting; provided however that if the annual meeting is advanced by more than 20 days, or delayed by more than 70 days for such anniversary date, notice by a stockholder will be deemed timely if delivered no earlier than the 90th day prior to such annual meeting and not later than the later of the 45th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

DIRECTOR NOMINEE CRITERIA AND PROCESS

The nominating committee unanimously recommended the nominees for election to the board of directors for the annual meeting. The nominating committee may consider suggestions from many sources, including stockowners and third-party search firms, regarding possible candidates for director. In accordance with its charter, the nominating committee will consider, among other things, the candidate’s educational and professional background, leadership experience, personal integrity and expertise in matters affecting Aether and its business. The nominating committee evaluates candidates on the basis of their qualifications, experience, skills and ability to enhance stockholder value and without regard to gender, race, color, national origin or other protected status. Once possible candidates are identified, the nominating committee will discuss its recommendations with the board of directors. If the candidate is approved by the board of directors, the recommended candidate will be nominated for election by Aether’s stockholders (appointed to fill a vacancy on the board, if applicable). When a vacancy occurs on the board, the nominating committee will recommend to the board of directors a nominee to fill the vacancy. As provided in Aether’s bylaws, the board may appoint a new director when a vacancy occurs between annual meetings of stockholders. Candidates proposed by stockholders in accordance with the processes outlined below will be reviewed using the same criteria as candidates initially proposed by the nominating committee.

In connection with the acquisition of UCC, the board granted Mr. D’Loren the one-time right to nominate two persons to the board of directors. Mr. D’Loren has nominated Mr. Rovner and is expected to nominate another person before the end of the fourth quarter.

DIRECTOR COMPENSATION

In 2005, non-employee directors received $5,000 for each board meeting they attended, reimbursement for reasonable travel expenses relating to attendance at board meetings and discretionary grants of stock options. In 2005 audit committee members received $2,000 for each audit committee meeting they attended, and Mr. Brady, as chairman of the audit committee, received a $7,500 annual retainer. In March 2006, the Board approved increases in the compensation payable to non-employee directors. Non-employee directors will now receive an annual retainer of $20,000 (paid quarterly) and receive $1,500 for each board meeting they attend in person or by phone. The chairperson of each board committee (other than the audit committee) will receive an annual retainer of $2,500. Audit committee members will now receive $2,500 for each audit committee meeting they attend, and the chairman of the audit committee will receive a $12,500 annual retainer. Directors will continue to be reimbursed for reasonable travel expenses relating to attendance at board meetings.

In the discretion of the board of directors, the non-employee directors may receive stock options for their service on the board. In June 2002, each director received a grant of 100,000 stock options, of which 25,000 vested in each of June 2003, June 2004, June 2005 and June 2006. Mr. Semans became a director in November 2002 and received a grant of 100,000 stock options, of which one-third vested in each of November 2003, November 2004 and November 2005. No options have been granted to our directors since 2002, but the Board of Directors plans to consider during 2006 whether to authorize additional equity awards to non-employee directors. Directors who are employees of Aether do not receive compensation for their services as directors or as members of board committees.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation.  The following table sets forth compensation for 2003, 2004 and 2005 awarded to, earned by or paid to our chief executive officer and chief financial officer, our only executive officers as of December 31, 2005. We refer to these officers as the “named executive officers.” In June 2006, Robert W. D’Loren was named our chief executive officer, and Mr. Oros now serves only as our chairman. We discuss Mr. D’Loren’s employment arrangement under the heading “Employment Agreements; Other Agreements,” beginning on page 48.

					Long-Term Compensation
					Restricted	Shares
	Annual Compensation				Stock	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Awards ($)	Options (#)	Compensation ($)

David S. Oros	2005	$200,000	—		—	—	$28,408	(2)
Chairman and Chief	2004	$200,000	—		—	—	$16,815
Executive Officer	2003	$200,000	—		—	—	$17,740
David C. Reymann	2005	$180,000	$—		—	—	$25,865	(3)
Chief Financial Officer	2004	$180,000	84,000	(1)	—	—	$16,244
	2003	$180,000	$—		$	$	$16,924

(1)	Mr. Reymann was awarded a cash bonus in connection with the completion of the sales of Aether’s mobile and wireless data businesses in 2004.

(2)	Includes $12,000 for employer contributions to Aether’s 401(k) plan, and $12,385 paid by Aether for health insurance (including dental and vision). The remaining amount reflects the dollar amount of insurance premiums paid by Aether with respect to term life insurance and business travel accident insurance.

(3)	Includes $10,800 for employer contributions to Aether’s 401(k) plan, and $12,385 paid by Aether for health insurance (including dental and vision). The remaining amount reflects the dollar amount of insurance premiums paid by Aether with respect to term life insurance and business travel accident insurance.

No Executive Loans.  Aether does not extend loans to executive officers or directors.

No Pension Plans.  Aether currently does not have any pension plans or defined benefit plans.

Long-Term Incentive Plan Awards.  No restricted shares were granted to either named executive officer during the year ended December 31, 2005 under any of Aether’s long-term incentive plan. The compensation committee has the authority to grant options to Aether’s executive officers under the 1999 Equity Incentive Plan in order to align their interests with the long-term interests of our stockholders. For more information, see the Compensation Committee Report below.

Option Grants in Last Fiscal Year.  No stock options or stock appreciation rights were granted to either named executive officer during the year ended December 31, 2005.

Aggregate Option Exercises and Holdings.  The following table provides information concerning the shares represented by outstanding options and warrants held by each of the named executive officers as of December 31, 2005.

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares	Value	Options at Fiscal Year-End		In-the-Money Options/SARs
	Acquired on	Realized	(#)(1)		at Fiscal Year-End(2)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David S. Oros(3)	—	—	918,100	25,000	$1,154,350	$9,250
David C. Reymann(4)	—	—	138,750	—	$47,442	—

(1)	All options were issued under the 1999 Equity Incentive Plan and are in amounts and have exercise prices as follows:

		Exercise
Name	Amount (#)	Price

David S. Oros	655,000	$1.60
	157,500	$4.00
	12,600	$16.00
	18,000	$8.54
	75,000	$2.95
David C. Reymann	20,834	$1.49
	5,416	$1.60
	32,500	$8.00
	50,000	$8.54
	30,000	$3.75

(2)	Options were “in the money” to the extent the closing price of Aether’s common stock on December 31, 2005 exceeded the exercise price of the options. The value of unexercised options represents the difference between the exercise price of net options and $3.32, which was the last reported sale of Aether common stock on December 31, 2005.

(3)	Includes 812,500 shares of common stock underlying warrants. These warrants issued to Mr. Oros were issued prior to Aether’s initial public offering and have a strike price of $1.60 and $4.00 per share.

(4)	Includes 5,416 shares of common stock underlying warrants. These warrants were issued to Mr. Reymann for incentive and retention purposes and have a strike price of $1.60 per share.

EMPLOYMENT AGREEMENTS; OTHER AGREEMENTS

David S. Oros

In June 1999, we entered into an employment contract with Mr. Oros. It provides for a base salary of $200,000 per year, a performance bonus of up to $100,000 per year, and additional bonuses based on annual revenue targets. This base salary has never been increased, and Mr. Oros has not been awarded a cash bonus since 1999. Mr. Oros’ employment agreement provides that he will not solicit for employment or hire away any employee of Aether for a period of six months after termination of his employment. The initial term of the employment contract expired in June 2002, and the term is automatically extended for additional one-month increments until terminated by Aether or Mr. Oros on 15 days’ advance notice. We have continued to employ Mr. Oros since June 2002 pursuant to the terms of this employment agreement, with continuous month-to-month extensions.

Pursuant to this contract, in 1999 we granted Mr. Oros a warrant to acquire 1,000,000 shares of our common stock. The warrant has an exercise price of $1.60 per share of common stock. With our consent, Mr. Oros subsequently assigned warrants to acquire 225,000 shares of our common stock to key employees and retained a warrant to acquire 775,000 shares. In 1999, Mr. Oros also received a warrant to acquire 175,000 shares of our common stock at an exercise price of $4 per share. From this second grant, Mr. Oros subsequently assigned a warrant exercisable for 17,500 shares of our common stock to a former board member of Aether and retained the warrant covering the remaining shares. Each of Mr. Oros’ warrants became exercisable upon completion of our initial public offering. Warrants that Mr. Oros continues to hold are included in the table above headed “Aggregate Option Exercises and Holdings,” beginning on page 48.

On March 9, 2006, our board of directors, at the recommendation of the compensation committee, approved changes to Mr. Oros’ employment agreement. On May 5, 2006, Mr. Oros’ employment agreement was amended to provide for Mr. Oros’ continued part-time employment by Aether if he ceases to serve as Aether’s chief executive officer following the occurrence of a “Trigger Event” (as such term is defined in his restricted stock grant agreement). As a result of the acquisition of UCC in June 2006, the board of directors determined that a Trigger Event had occurred. The amendment provides that, in this event, Aether may request him to continue as an employee in a capacity determined by the board of directors for up to a three-year period. This request was exercised in June 2006. As a result, Mr. Oros is not required to devote more than 250 hours per year to Aether’s business and will continue to receive an annual salary of $200,000 during this period. The amendment also provides for a revised termination and severance arrangement. If, at any time, Mr. Oros’ employment is terminated by Aether without “Cause” (as defined in his existing employment agreement) or because of his death or “Disability” (as defined in his existing employment agreement), he will receive a lump-sum severance payment equal to $600,000, less any salary paid to him after the occurrence of a Trigger Event. In the event of such a termination, Mr. Oros also is entitled to continue receiving group health and medical benefits for up to three years following termination of his employment. Severance payments are to be paid on a schedule that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In the amendment, Mr. Oros also has agreed to a non-competition covenant.

On May 5, 2006, we also granted 150,000 shares of restricted stock to Mr. Oros, which is governed by the terms of his restricted stock grant agreement. This grant was made pursuant to the Aether 1999 Equity Incentive Plan (the “Plan”). Although the grant was approved of by the board of directors and its Compensation Committee in March 2006, as previously reported by Aether in its Annual Report on Form 10-K filed with the SEC on March 15, 2006, the terms of the grant were not finalized and the grant was not made until May 5, 2006. Mr. Oros’ shares will vest in three equal annual installments of 50,000 shares on each of the first three anniversaries of the date on which a Trigger Event occurs, subject to Mr. Oros’ continued employment with Aether on each vesting date. In addition, all otherwise unvested restricted shares will vest on an accelerated basis upon the occurrence of a “Change of Control” (as defined in the Plan), or upon termination of employment by Aether without “Cause,” death or “Disability,” or upon resignation for “Good Reason” (with all such terms as defined in the restricted stock grant agreement). Any shares that are unvested on May 5, 2013 will be forfeited, and unvested shares also will be forfeited upon a termination by Aether of employment for “Cause” or resignation without “Good Reason.” The term “Trigger Event” is defined as the date on which Aether consummates an acquisition of a business (or a series of related acquisitions) that the board of directors determines (a) has an appropriate level of historical profitability, or strong prospects for appropriate profitability in the near term, evaluated in light of Aether’s business objectives and (b) provides Aether with a viable platform for the development of a profitable new line of business or a new business segment. The board of directors determined that the completion of the acquisition of UCC on June 6, 2006 was a “Trigger Event.” Accordingly, the restricted shares granted to Mr. Oros in May 2006 will vest in three equal annual installments in each of June 2007, 2008 and 2009.

Robert W. D’Loren

Simultaneous with the acquisition of UCC in June 2006, we entered into an employment agreement with Mr. D’Loren. Pursuant to the terms of Mr. D’Loren’s employment agreement, Mr. D’Loren will receive an initial annual base salary of $750,000, subject to periodic review and upward adjustment, as well as various perquisites and benefits, including a monthly car allowance. For each calendar year during the term of the employment agreement, Mr. D’Loren will be entitled to receive an incentive bonus equal to 50% of amounts awarded under the 2006 Bonus Plan (the “Annual Bonus”). The Annual Bonus may be pro-rated in 2006, to reflect the fact that Mr. D’Loren’s employment with Aether began on June 6, 2006. Unless otherwise agreed, the Annual Bonus will be payable 50% percent in cash and 50% in restricted shares of Aether’s common stock that will vest in three equal installments over three years following the date of their issuance.

On June 6, 2006, as specified in Mr. D’Loren’s employment agreement, we granted Mr. D’Loren options to purchase an aggregate of 2,686,976 shares of our common stock under the terms of the Plan (the “Plan”). The options will vest in three equal annual installments on each of the first three anniversaries of the grant date. The per share exercise price for these options is $4.10, which was the reported closing price of our common stock on June 6, 2006. Under Mr. D’Loren’s employment agreement, if Mr. D’Loren’s employment with Aether is terminated without “Cause” (as defined in Mr. D’Loren’s employment agreement), or if he resigns for “Good Reason” (as defined in Mr. D’Loren’s employment agreement), or if a Change of Control (as defined in Mr. D’Loren’s employment agreement) occurs, all unvested options and restricted shares issued to Mr. D’Loren pursuant to the 2006 Bonus Plan will vest immediately.

In addition, in accordance with the terms of Mr. D’Loren’s employment agreement, we issued to Mr. D’Loren a ten-year warrant to purchase 125,000 shares of our common stock, at an exercise price of $4.10 per share. The terms, including regular and accelerated vesting, of the warrant are identical to those of the option grant he received at closing.

The initial term of Mr. D’Loren’s employment agreement is three years, and it renews automatically for successive one-year periods beginning June 6, 2009, unless either party provides at least 90 days’ advance written notice of a decision not to renew. If we do not renew Mr. D’Loren’s employment agreement at the end of any term, Mr. D’Loren will be entitled to receive his then current base salary for two years. If (i) we terminate Mr. D’Loren’s employment without “Cause” or (ii) Mr. D’Loren terminates his employment for Good Reason, he will be entitled to receive a severance package consisting of (1) any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus and (2) an amount equal to his Base Salary (at the rate then in effect) for the greater of the remainder of the initial three-year term or two years. The severance will be payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder. Mr. D’Loren also will be entitled to continue to participate in Aether’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a two-year period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage.

If Mr. D’Loren’s employment is terminated without Cause (or if he resigns for Good Reason) within one year of a Change of Control (as defined in Mr. D’Loren’s employment agreement), he will be entitled to receive the same severance as described above for termination without Cause or resignation for Good Reason, except that instead of the amount described in clause (2) of the prior paragraph, Mr. D’Loren will be entitled to receive an amount equal $100 less than three times the sum of (i) Mr. D’Loren’s base salary (at the rate in effect on the date of termination) and (ii) the Annual Bonus (which, for this purpose, will be deemed to equal the product of (A) the percentage of the Plan that Mr. D’Loren was awarded in the most recently completed fiscal year, multiplied by (B) four times the net income reported by Aether in the last complete fiscal quarter prior to the effective date of termination of Mr. D’Loren’s employment). However, if the severance payment owed to Mr. D’Loren, plus any other payments or benefits, either cash or non-cash, that Mr. D’Loren has the right to receive from Aether would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then his severance will be reduced to the largest amount that will not result in receipt by Mr. D’Loren of an “excess parachute payment.”

During the term of employment and for two years thereafter, or one year if Mr. D’Loren’s employment is terminated without Cause or if he resigns for Good Reason, Mr. D’Loren has agreed not to compete with Aether. In addition, for two years following the term of employment, Mr. D’Loren has agreed not to solicit any customer or supplier to cease doing business with Aether, or to solicit or hire any employee of Aether or any of its subsidiaries.

David B. Meister

In September 2006, Mr. Meister joined the Company as senior vice president, chief financial officer, treasurer and secretary.

Pursuant to the terms of the employment agreement, Mr. Meister will receive an initial annual base salary of $225,000, subject to periodic review and upward adjustment, as well as various perquisites and benefits. For each calendar year during the term of the employment agreement, Mr. Meister will be entitled to receive a performance-based bonus calculated as a percentage of the “bonus pool,” as determined by the Company’s chief executive officer, based on achieving annual performance goals recommended by the chief executive officer and subject to review and confirmation by the Company’s compensation committee. The “bonus pool” will be equal to five percent of the Company’s annual net income, as reported on the audited financial statements.

On September 12, 2006, as contemplated by the employment agreement, Mr. Meister was granted options to purchase an aggregate of 200,000 shares of the Company’s common stock under the terms of the Company’s 1999 Equity Incentive Plan. The options will vest in equal installments on each of the first three anniversaries of the grant date. The exercise price for these options is $6.08, which was the closing price of the Company’s common stock on September 12, 2006, which was the date of grant of the options. Under Mr. Meister’s employment agreement, if his employment with the Company is terminated without “Cause” (as defined in the employment agreement), or if he resigns for “Good Reason” (as defined in the employment agreement), or if a Change of Control (as defined in the employment agreement) occurs, all unvested options will immediately vest and become fully exercisable.

The initial term of the employment agreement is three years, and it renews automatically for successive one-year periods beginning September 12, 2009, unless either party provides at least 90 days’ advance written notice of a decision not to renew. If (i) the Company terminates Mr. Meister’s employment without “Cause” or does not renew the employment agreement at the end of any term or (ii) Mr. Meister terminates his employment for Good Reason, he will be entitled to receive a severance package consisting of (1) any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus and (2) an amount equal to his base salary (at the rate then in effect) for one year. The severance will be payable over a six-month period or such shorter period required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder. He also will be entitled to continue to participate in the Company’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a one-year period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage.

If Mr. Meister’s employment is terminated without Cause or if he resigns for Good Reason within a year of a Change of Control (as defined in the employment agreement), he will be entitled to receive the same severance as described in the preceding paragraph, however, the amount of severance will be increased to equal $100 less than two times the sum of (i) Mr. Meister’s base salary (at the rate in effect on the date of termination) and (ii) the annual bonus paid to Mr. Meister in the year prior to such Change in Control. However, if the severance payment owed to Mr. Meister would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then his severance will be reduced to the largest amount that will not result in receipt by the Mr. Meister of an “excess parachute payment.”

During the term of employment and for two years thereafter, or one year if Mr. Meister’s employment is terminated without Cause or if he resigns for Good Reason, Mr. Meister has agreed not to compete with the Company. In addition, for two years following the term of employment, Mr. Meister has agreed not to solicit, induce or attempt to induce any customer or supplier to cease doing business with the Company, to solicit or hire any employee of the Company or any of its subsidiaries or in any way interfere with the relationship between any customers, suppliers, licensee, employee or business relation of the Company and the Company.

David C. Reymann

In June 2001, we entered into an employment agreement with Mr. Reymann. The initial term of the agreement expired in June 2003, and the term automatically extends for additional one-year terms until terminated by Aether or Mr. Reymann on no less than 90 days’ advance notice (which must be given before the end of the applicable one-year extensions). We have continued to employ Mr. Reymann since June 2003 pursuant to the terms of this employment agreement, with continuous annual extensions. The agreement provides for a base salary of not less than $150,000 per year and annual bonuses to be established by the board, the compensation committee or, if the board directs, our chief executive officer or president. Mr. Reymann’s annual base salary was increased to $180,000 in 2002, and he has not been awarded a cash bonus since 2002, other than the bonus he received in 2004 in connection with the sale of Aether’s mobile and wireless data businesses.

Mr. Reymann may resign upon 90 days’ advance notice to Aether. If we terminate Mr. Reymann’s employment without “Cause,” or he resigns for “Good Reason” (each as defined in his employment agreement), he is entitled to receive an amount equal to 12 months’ base salary, COBRA group health coverage premium costs, immediate vesting of options, restricted stock or other equity instruments, and a pro rata share of the maximum bonus he would have been eligible to receive in the year of termination of his employment. Under the agreement, “Good Reason” would exist if Aether materially breaches the agreement or materially reduces Mr. Reymann’s title, authority or responsibilities, and “Cause” would exist if Mr. Reymann commits a material breach of the agreement, commits an act of gross negligence with respect to Aether or otherwise acts with willful disregard for Aether’s best interests, or is convicted of or pleads guilty or no contest to a felony. “Cause” also would exist if, with respect to his employment, Mr. Reymann commits either a material dishonest act or common law fraud or knowingly violates any federal or state securities or tax laws. The agreement provides that if there is a change in control of Aether and within 12 months after the change of control, Mr. Reymann resigns for “Good Reason” or is terminated without “Cause,” all options, restricted stock or other equity instruments held by Mr. Reymann will become fully exercisable. A “Change in Control” means the occurrence of any of the following: a sale of all or substantially all of Aether’s assets, the dissolution or liquidation of Aether, a person or group purchasing over half of Aether’s voting securities, a merger or consolidation of Aether, a successful proxy contest replacing at least a majority of our board of directors, a trigger event occurs, or during any two-year period the incumbent board ceasing to constitute a majority of the board, provided that individuals that a majority of the incumbent directors approve for service on the board are treated as incumbent directors. The agreement also provides that Mr. Reymann will not compete or interfere with Aether within the United States or solicit for employment any employee of Aether for a period of one year after his termination of employment for any reason.

On March 9, 2006, our board of directors, at the recommendation of the compensation committee, approved an amendment to Mr. Reymann’s employment agreement. On May 5, 2006, Mr. Reymann’s employment agreement was amended to provide that all of his outstanding unvested options and restricted stock would vest automatically upon the occurrence of a Trigger Event (as such term is defined in his restricted stock grant agreement), which occurred upon the acquisition of UCC in June 2006. In addition, Mr. Reymann’s severance arrangement was revised so that if his employment is terminated by Aether without “Cause” (as defined in his existing employment agreement), his Death or Disability (as defined in his existing employment agreement) or if he terminates his employment for “Good Reason” (as defined in the amendment), he will be entitled to receive a lump-sum severance payment equal to the greater of (a) two-times his then-current annual salary or (b) $360,000. In such event, Mr. Reymann also will be entitled to continue receiving group health and medical benefits for two years following termination of his employment. Severance payments are to be paid on a schedule that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In the amendment, Mr. Reymann also agreed to extend his the duration of the non-competition and non-solicitation covenants in his existing employment agreement from one to two years following termination of his employment with Aether. Upon the hiring of Mr. Meister as chief financial officer in September 2006, Mr. Reymann became a financial officer of the company and will continue to provide services to the company on a transitional basis. At the end of the transition period, Mr. Reymann will receive the severance benefits described above based on his right to terminate for “Good Reason” as a result of no longer serving as the company’s chief financial officer.

On May 5, 2006, we also granted 50,000 shares of restricted stock to Mr. Reymann, which is governed by the terms of restricted stock grant agreement. This grant was made pursuant to the Plan. Although the grant was approved of by the board of directors and the compensation committee in March 2006, as previously reported by

Aether in its Annual Report on Form 10-K filed with the SEC on March 15, 2006, the terms of the grant were not finalized and the grant was not made until May 5, 2006. Mr. Reymann’s shares will vest in full upon the date of occurrence of a Trigger Event, which occurred in June 2006. In addition, all otherwise unvested restricted shares will vest on an accelerated basis upon the occurrence of a “Change of Control” (as defined in the Plan), or upon termination of employment by Aether without “Cause,” death or “Disability,” or upon resignation for “Good Reason” (with all such terms as defined in their respective restricted stock grant agreement). Any shares that are unvested on May 5, 2013 will be forfeited, and unvested shares also will be forfeited upon a termination by Aether of employment for “Cause” or resignation without “Good Reason.” The term “Trigger Event” has the same meaning as we identified in the summary of Mr. Oros’ restricted stock grant agreement above. Because the board of directors determined that the completion of the acquisition of UCC on June 6, 2006 was a “Trigger Event,” all of the restricted shares granted to Mr. Reymann in May 2006 vested on June 6, 2006, when Aether acquired UCC.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Note on Subsequent Events

The compensation committee report for fiscal 2005 was included in Aether’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 15, 2006. The report is required to be included in the proxy statement. The report focuses on executive compensation for fiscal 2005 and as originally filed did not take account of any developments after March  15, 2006. In connection with the inclusion of this report in this proxy statement, the compensation committee made revisions to this report to reflect events after March 15, 2006 relating to certain incentive compensation awards to Messrs. Oros and Reymann. Because the report addresses fiscal 2005 executive compensation, it does not reflect the change in Aether’s chief executive officer that occurred in June 2006 or any related compensation matters. In June 2006, in connection with the acquisition of UCC, Aether entered into an employment agreement with Robert W. D’Loren to become Aether’s new chief executive officer. In addition, Mr. D’Loren received a grant of options and warrants. The Bonus Plan recommended for approval by the stockholders in the proxy statement implements the incentive bonus arrangement negotiated with Mr. D’Loren and reflected in his employment agreement. In September 2006, Aether entered into an employment agreement with David B. Meister to become Aether’s new chief financial officer. The terms of each of Messrs. D’Loren’s and Meister’s employment agreements and their respective incentive awards are discussed under the heading “Employment Agreements; Other Agreements,” beginning on page 48. The compensation committee reviewed these employment agreements and the other incentive arrangements and received the advice of outside legal counsel and, with respect to Mr. D’Loren’s arrangement, an independent compensation consultant. The compensation committee recommended these employment agreements and the incentive awards to the full board of directors, which reviewed and approved them. The compensation committee expects that it will review Aether’s overall approach to compensation if the Strategic Sale is approved and Aether turns its entire business focus to the IP business, as discussed in this proxy statement.

Overview

The compensation committee of Aether’s board of directors is responsible for establishing and evaluating salaries and other compensation for the chief executive officer and other senior officers, including the named executive officers. The compensation committee is comprised of the following three independent directors: Messrs. Beese, Dunn and Mathias, with Mr. Mathias serving as the compensation committee chairman. This report relates to Aether’s compensation policy for its named executive officers for fiscal year 2005.

This compensation committee report covers the following topics:

•	role of the compensation committee

•	executive compensation guiding principles

•	components of Aether’s compensation program

•	compensation of David Oros, Aether’s chairman and chief executive officer.

Role of the Compensation Committee

The compensation committee’s primary responsibility is to establish Aether’s compensation programs. The compensation committee determines all compensation paid or awarded to Aether’s key executive officers each year, except that Aether’s board of directors has delegated to Mr. Oros, as a board committee of one, the ability to make grants of up to 40,000 shares per individual pursuant to Aether’s 1999 Equity Incentive Plan and Aether’s Acquisition Incentive Plan, subject to his duty to report periodically to the compensation committee.

The compensation committee’s goal is to retain and motivate executives who can assist Aether with its operations and strategic activities and advance the interests of our stockholders. To do so, the compensation committee oversees Aether’s compensation system to ensure that Aether is offering competitive and fair compensation that rewards executives for continued service and exceptional performance.

The compensation committee measures both corporate and individual performance based primarily on objective factors that it believes are important in assessing performance including the achievement of strategic business, corporate and financial goals. Additionally, the compensation committee considers more subjective factors that it believes are important in evaluating performance, including assisting Aether with managing its business and exploring strategic alternatives.

Executive Compensation Guiding Principles

The compensation committee has established an executive compensation program designed to:

•	provide competitive cash compensation and long-term incentives to attract and retain high-caliber executives;

•	encourage strong performance of our executive officers through bonuses when achieving pre-determined goals and other long-term incentives; and

•	align our executive officers’ interests with the long-term interests of stockholders through awards of stock options and restricted stock.

The compensation committee’s charter reflects these responsibilities. The committee and Aether’s board of directors periodically review the charter and consider appropriate revisions. Aether’s board of directors annually determines the compensation committee’s membership. The compensation committee meets as needed throughout the year and also considers action by written request when appropriate. In addition, the compensation committee has the authority to engage the services of outside advisors, including consultants and counsel.

Components of Aether’s Compensation Program

Executive officers’ compensation consists primarily of three components: (i) base salary, (ii) cash bonus opportunity and (iii) grants of stock options and restricted stock. In determining an executive’s compensation, the compensation committee considers all elements of an executive’s total compensation package, including employee benefits and insurance.

Base Salary.  Base salaries for Aether’s executives are initially determined by evaluating the executive’s level of responsibility within Aether, prior experience and breadth of knowledge. Through the establishment of competitive base salaries, the compensation committee strives to ensure that base salaries are set at levels that permit Aether to retain managers and executives with the qualifications and abilities necessary to allow Aether to achieve its strategic business, corporate and financial goals. The compensation committee annually reviews and discusses the levels of base salary for Aether’s executive officers. Increases to base salaries are driven primarily by performance and evaluated based on sustained levels of contribution to Aether. The factors impacting base salary decisions are not assigned specific weight by the compensation committee, but are considered together in the aggregate.

In 2005, the compensation committee did not make any changes to the base salaries of the executive officers, concluding that such salaries remained appropriate in light of market conditions and the status of Aether’s business.

On March 9, 2006, the compensation committee reviewed the base salaries of all of Aether’s officers and concluded that no changes were necessary for 2006. The compensation committee concluded that the current levels of base salary being paid should be sufficient to enable Aether to retain these officers while Aether continues to develop its business and explore potential new strategies. The committee acknowledged that if Aether opted to pursue a new or different business strategy, changes to compensation, including base salary, might be necessary or appropriate.

Cash Bonus.  Annual performance bonuses are based on the compensation committee’s evaluation of the executive’s performance in achieving annual corporate goals and specified goals set by management or the board of directors for the year. In 2004, Aether’s primary goal was to sell its operating business and Mr. Reymann, Aether’s chief financial officer, was awarded a cash bonus for his role in such sales. In 2005, Aether’s primary goal was to fully implement its MBS strategy, but the compensation committee did not award any cash bonuses to Aether’s executive officers, taking into account the status of the MBS business and Aether’s financial results for 2005. As Aether pursues potential new strategic opportunities during 2006, the compensation committee may consider (and award) cash bonuses to reflect the successful implementation of new or additional business strategies.

Stock Grants.  The compensation committee believes that achievement of Aether’s business and financial goals may be fostered by stock grant programs that reward employees who significantly enhance Aether’s value by tying the employees’ compensation to the value of Aether. Aether does not have a specific stock ownership policy for its employees, executives or directors. The compensation committee has the authority to grant options and issue restricted stock pursuant to Aether’s 1999 Equity Incentive Plan and the 2002 Acquisition Incentive Plan. Option grants will generally vest ratably over a period of several years, and the compensation committee will not approve stock option grants with exercise prices below the market price of Aether’s stock on the date of grant.

In 2005, the compensation committee did not grant any options or issue any restricted stock to our executive officers or directors. On March 9, 2006, the compensation committee concluded that a grant of restricted stock to Aether’s senior officers, including the two named executive officers, would be an appropriate incentive that would further align the interests of Aether’s management with the interests of the stockholders and would properly reward senior management if it is able to succeed in implementing desirable new business strategies. Accordingly, the compensation committee (acting with the approval of the full board) approved the grant 150,000 shares of restricted stock of Aether to Mr. Oros and 50,000 shares of restricted stock of Aether to Mr. Reymann. The shares granted to Mr. Oros will vest in three equal annual increments over a three-year period, which began on June 6, 2006, when we completed the acquisition of UCC Capital Corp. and its affiliates. (The board of directors determined that the date of completion of the UCC acquisition qualified as the “Trigger Date” for beginning the vesting of Mr. Oros’ options, based on the definition of that term in Mr. Oros’ restricted stock grant agreement.) The shares granted to Mr. Reymann vested in full on June 6, 2006, as that was also determined by the board of directors to qualify as the “Trigger Date” for the vesting of his restricted shares.

From time to time, the compensation committee will also grant non-employee directors stock options in recognition of their service on the board of directors. The compensation committee has not granted any options to Aether’s non-employee directors since 2002 because it believes the options the directors were granted in 2002 are sufficient to promote Aether’s interest in having its directors own stock in Aether.

Other Compensation.  In addition to the compensation discussed above, Aether also provides its employees, including its named executive officers, with customary employee benefits, including health, disability and life insurance. Aether also matches contributions made by its employees and executive officers pursuant to Aether’s 401K plan. Overall, the benefits available to Aether’s executives are substantially the same as those available to all of Aether’s employees. The compensation committee believes these employee benefits are necessary and sufficient to compensate and retain Aether’s employees.

Chief Executive Officer’s Compensation.  In June 1999, Aether entered into an employment contract with Mr. Oros. The initial term of this agreement expired in June 2002 and is automatically extended for additional one month increments until terminated by Aether or Mr. Oros on 15 days advance notice. The compensation committee believes it is in the best interests of Aether and its stockholders to continue to renew Mr. Oros’ employment agreement on a monthly basis and to compensate Mr. Oros pursuant to the terms of this agreement. Mr. Oros’ employment agreement provides for a base salary of $200,000 per year, a performance bonus of up to $100,000 per year, and additional bonuses based on annual revenue targets.

In 2005, Mr. Oros received a base salary of $200,000 in accordance with the terms of his employment contract. Mr. Oros also received certain employee benefits, such as life insurance coverage of $300,000, short- and long-term disability insurance, business travel accident insurance, health insurance and a 401(k) match, all of which were consistent with benefits offered to all other Aether employees. Consistent with Mr. Oros’ request, the committee did not award him a cash bonus or any equity grants in 2005.

On March 9, 2006, the compensation committee approved a modification to Mr. Oros’ employment agreement, which is described under the heading “Employment Agreements, Other Agreements,” beginning on page 48. The compensation committee also awarded Mr. Oros 150,000 shares of restricted stock, as described above.

The compensation committee believes that Mr. Oros’ total compensation for 2005 was reasonable and appropriate based upon Aether’s results of operations and will continue to monitor his overall compensation to ensure that it supports the achievement of Aether’s future goals and objectives as outlined by the board of directors. The compensation committee also believes that the modifications to Mr.Oros’ employment agreement and the grant of restricted stock approved in March 2006 were reasonable and appropriate, based on Mr. Oros’ past contributions to Aether and the value Mr. Oros is expected to add as Aether explores and evaluates additional strategic business opportunities.

Compensation Deduction Limit.  Section 162(m) of the Internal Revenue Code generally limits the compensation that a corporation can deduct for payments to a chief executive officer and the four other most highly compensated executive officers to $1 million per officer per year. However, compensation that is “performance-based,” as defined by Section 162(m), is exempt from this limitation on deductibility. Option exercises are typically deductible under the “performance-based” exemption if the option is granted with an exercise price at or above the market price when granted. The compensation committee has designed Aether’s compensation programs to preserve the tax deductibility of the compensation paid to senior executive officers under section 162(m), while at the same time providing Aether’s executive officers with incentives to work with Aether and enhance its value. The compensation committee may, however, also award compensation that is not exempt from the limitations on deductibility under section 162(m) where it believes such compensation is in the best interests of Aether and its stockholders, balancing tax efficiency with long-term strategic goals.

Summary

The compensation committee is committed to continually reviewing Aether’s compensation philosophy and programs to ensure that they are meeting Aether’s objectives of providing compensation that attracts and retains our executive officers and encourages them to advance the best interests of stockholders and achieve Aether’s business and strategic goals. The committee intends to remain particularly vigilant to considering how changes in Aether’s business and strategy may warrant or require modifications to the level and composition of compensation offered to executives.

This compensation committee Report shall not be deemed “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities Section 18 of the Exchange Act, except to the extent we specifically request that the information be treated as soliciting material. This report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, unless this report is specifically incorporated by reference.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

J. Carter Beese, Jr.
Jack B. Dunn, IV
Edward J. Mathias, Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is or has ever been an officer or employee of Aether or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Aether’s equity securities, to file initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of Aether, with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports of ownership received by us and certifications from executive officers and directors that no other reports were required for such persons, we believe that during fiscal year 2005 all filing requirements applicable to its executive officers, directors and such greater than ten percent stockholders were complied with on a timely basis.

STOCK PERFORMANCE GRAPH

As part of disclosure requirements mandated by the SEC, we are required to provide a comparison of the cumulative total stockholder return on our common stock with that of a broad equity market index and either a published industry index or a peer group index.

The following graph provides a comparison of the cumulative total stockholder return on Aether’s common stock since December 31, 2000 with the cumulative total return of the Nasdaq Market Index and the Bloomberg REIT Mortgage Index, or the BBG REIT Mortgage Index, a published industry index of real estate investments trusts engaged in the business of mortgage investment.

CUMULATIVE TOTAL RETURN COMPARISON

	2000	2001	2002	2003	2004	2005
AETHER HOLDINGS, INC	$100.00	$23.51	$9.61	$12.14	$8.54	$8.49
BBG REIT MORTGAGE INDEX	$100.00	$87.62	$130.70	$204.34	$285.70	$224.06
NASDAQ MARKET INDEX	$100.00	$79.71	$55.60	$83.60	$90.63	$92.62

This graph assumes that $100 was invested on December 31, 2000 in Aether’s common stock and in each of the above indices with reinvestment of any dividends. The cumulative total returns indicated in the graph are not necessarily indicative and are not intended to suggest future cumulative total returns.

This graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by Aether under the Securities Act of 1933 or the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of Aether’s financial reporting process in accordance with its charter. Management of Aether is primarily responsible for the preparation, presentation and integrity of Aether’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing Aether’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent accountants have free access to the audit committee to discuss any matters they deem appropriate.

During fiscal year 2005, the audit committee discussed with Aether’s independent accountants the overall scope and plans for their respective audits. The audit committee also met periodically with the independent accountants, with and without management present, to discuss the results of their audit findings, the overall quality of Aether’s financial reporting and their evaluation of Aether’s internal control over financial reporting. The audit committee also reviewed Aether’s critical accounting policies and practices and alternative treatments of financial information during its discussions with the independent accountants.

In fulfilling its oversight responsibilities, the audit committee has considered and discussed with management and the independent auditors, the quality and acceptability of Aether’s financial reporting and controls and the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005. The audit committee also discussed with Aether’s independent auditors the results of the annual audit and other matters required to be communicated to the audit committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the audit committee has discussed with KPMG LLP, the independent auditors’ independence from management and Aether, including the matters contained in the written disclosures required pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, which was delivered to the audit committee in written form. The audit committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence.

Based upon the reports and discussions described in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Aether’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC. The audit committee has also recommended to stockholders the reappointment of KPMG LLP as the independent registered public accounting firm to audit Aether’s consolidated financial statements for fiscal year 2006.

This audit committee report shall not be deemed “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities Section 18 of the Exchange Act, except to the extent we specifically request that the information be treated as soliciting material. This report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, unless this report is specifically incorporated by reference.

AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS

James T. Brady (Chairman)
J. Carter Beese
Truman T. Semans

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have engaged in the following transactions or there are currently proposed transactions with the following persons:

•	directors or executive officers;

•	beneficial owners of 5% or more of Aether’s common stock;

•	immediate family members of the above; and

•	entities in which the above persons have substantial interests.

Through February 2005, Aether received benefit coordination services from Huber Oros, which was considered a related party because an owner of Huber Oros is related to a member of Aether’s senior management who also serves on Aether’s board of directors. During February 2005, Huber Oros was acquired by an unrelated entity and the individual who is a related party did not retain any continuing ownership interest in the acquiring entity. For the years ended December 31, 2003, 2004 and 2005, expenses related to Huber Oros were approximately $107,000, $108,000 and $7,000, respectively. As of December 31, 2004 and 2005, there were no outstanding payables due to Huber Oros.

Aether receives legal services from Kirkland & Ellis LLP, which is considered a related party because a partner at that firm is a member of Aether’s board of directors. For the years ended December 31, 2003, 2004 and 2005 expenses related to Kirkland & Ellis LLP were approximately $1.4 million, $2.1 million and $640,000 respectively. For the year ended December 31, 2004, there were no outstanding payables due to Kirkland & Ellis LLP. For the year ended December 31, 2005, Aether had outstanding payables due to Kirkland & Ellis LLP of approximately $45,000.

In June 2006, we acquired UCC Capital Corporation, UCC Consulting Corporation and USS Servicing, LLC from Robert W. D’Loren and certain other securityholders thereof. Mr. D’Loren directly and through entities that he controls, held substantially all of the interests in these companies. Upon closing of this acquisition, Mr. D’Loren became our chief executive officer and was appointed a director.

In May 2006, Aether received consulting services in connection with the acquisition of UCC from FTI Consulting, Inc. (“FTI”), which is considered a related party because the chief executive officer of that company is a member of Aether’s board of directors. FTI was paid $15,189 in June 2006 in connection with those consulting services and there are currently no outstanding payables due to FTI.

CORPORATE GOVERNANCE INFORMATION

Stockholders can access Aether’s corporate governance information, including Aether’s Code of Ethics and the charters of the audit committee, compensation committee, and nominating committee, at Aether’s website, www.aetherholdings.com, the content of which website is not incorporated by reference into, or considered a part of, this document.

COMMUNICATING WITH THE BOARD OF DIRECTORS

In order to communicate with the board of directors as a whole, with non-management directors or with specified individual directors, correspondence may be directed to the Secretary at 1330 Avenue of the Americas, 40th Floor, New York, NY 10019, or at (212) 277-1100.

Under Aether’s bylaws, stockholders may propose business to be brought before an annual meeting. In order for a stockholder to submit a proposal for consideration at Aether’s annual meeting, the stockholder must fulfill the requirements set forth in our bylaws and notify the Secretary no less than 45 nor more than 90 days prior to the first anniversary of the proxy statement for the preceding year’s annual meeting. For each stockholder proposal, the stockholder must provide Aether with (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for bringing such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (iii) the class and number of shares of Aether which are beneficially owned and of record for such stockholder and such beneficial owner, if applicable. The Board of Directors will evaluate all proposals submitted by stockholders.

If you intend to propose any matter for action at our 2007 annual meeting of Stockholders and wish to have the proposal included in our proxy statement, you must submit your proposal to David B. Meister, Secretary, Aether at 1330 Avenue of the Americas, 40th Floor, New York, NY 10019, or at (212) 277-1100, not later than May 30, 2007. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act of 1934 as well as the requirements of our certificate of incorporation and Bylaws. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2007 annual meeting. We will be able to use proxies you give us for the next year’s meeting to vote for or against any stockholder proposal that is not included in the proxy statement at our discretion unless the proposal is submitted to us on or before August 13, 2007.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. Aether’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. As a result, readers should not place undue reliance on these forward-looking statements. Forward-looking statements include the information in this proxy statement regarding:

•	Growth;

•	Development of the IP business;

•	Acquisitions, including completion of the acquisition of TAF;

•	Completion of the Strategic Sale;

•	Future performance;

•	Management’s plans for the business; and

•	Potential and contingent liabilities.

When used in this proxy statement, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to Aether or our management are intended to identify such forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

While it is difficult to identify each factor and event that could affect our results, there are a number of important factors that could cause actual results to differ materially from those indicated by the forward-looking statements and as a result could have an adverse impact on our business, financial condition and operating results. The factors include, but are not limited to, the matters discussed under the heading “Risk Factors,” beginning on page 21, as well as elsewhere in this proxy statement. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street, NE, Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc.

located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at www.sec.gov or on our website at www.aetherholdings.com.

Our financial statements for the year ended December 31, 2005 are included in the 2005 Annual Report, which we are sending to our stockholders at the same time as this proxy statement. If you have not received the 2005 Annual Report, please call our Investor Relations department at 443-394-5029, and we will send a copy to you.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The information incorporated by reference in this proxy statement as described below is considered to be a part of this proxy statement, except for any information that is modified or superseded by information that is included directly in this proxy statement or by a document subsequently filed with the SEC. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

This proxy statement incorporates by reference the document (or portions thereof) listed below that Aether has previously filed with the SEC. They contain important information about Aether and its financial condition.

Aether’s SEC Filings	Period

Annual Report on Form 10-K	December 31, 2005
Quarterly Report on Form 10-Q	June 30, 2006

Also incorporated by reference are additional documents that Aether may file with the SEC after the date of this proxy statement and prior to the date of the annual meeting under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a process called “householding” for mailing this proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact David B. Meister, Chief Financial Officer, at 1330 Avenue of the Americas, 40th Floor, New York, NY 10019, or at telephone number (443) 573-9400. Eligible stockholders of record receiving multiple copies of the proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner, you may request additional copies of the proxy statement or you may request householding by contacting your broker, bank or nominee.

Appendix A

AETHER HOLDINGS, INC.

2006 LONG-TERM EQUITY INCENTIVE PLAN

ARTICLE I

Purpose of Plan

This plan shall be known as the Aether Holdings, Inc. 2006 Long-Term Equity Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Aether Holdings, Inc. (the ‘‘Company”), and its Subsidiaries by (i) providing certain directors, employees and consultants who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the long-term success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of Incentive Stock Options or Non-Qualified Stock Options, stock appreciation rights (“SARs”), either alone or in tandem with Options, restricted stock, or any combination of the foregoing may be made under the Plan.

ARTICLE II

Definitions

For purposes of the Plan, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, as to any specified Person, (i) any stockholder, equity owner, officer or director of such Person and any family members of such stockholder, equity owner, officer or director or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” shall mean the Board of Directors of the Company.

“Cause” means (x) for any employee party to an employment agreement, termination of such employee’s employment with the Company or any of its Subsidiaries for reasons constituting “cause” as defined in such employment agreement, and (y) for any other employee, the occurrence of one or more of the following events:

(a) the conviction of a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company;

(b) substantial repeated failure to perform duties properly assigned, as determined by the Company;

(c) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or Affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or

(d) any other material breach of a provision of any written agreement or policy with the Company or any of its Subsidiaries or Affiliates which is not cured within thirty (30) days after written notice thereof is delivered to such employee.

“Change in Control” means the occurrence of one of the following events:

(a) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof other than voluntary resignation or death; or

(c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale to an Exempt Person.

Notwithstanding the foregoing, a transaction or series of related transactions shall not constitute a Change in Control hereunder unless it or they also constitute a “change in control” as defined in Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Committee” shall mean the committee of the Board which may be designated by the Board to administer the Plan. The Committee shall be comprised solely of two or more “outside directors” (within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder) as appointed from time to time to serve by the Board. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 or any successor rule (“Rule 16b-3”) under the Exchange Act.

“Common Stock” shall mean the Company’s common stock, par value $.01 per share, or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

“Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee. Notwithstanding the foregoing, a participant’s incapacity shall not constitute a Disability hereunder unless it also constitutes a “disability” as defined in Section 409A of the Code.

“Effective Date” means the later of the date on which this Plan is approved by the Company’s stockholders and the date on which this Plan is approved by the Board.

“Executive” shall mean an individual who is subject to Section 16 of the Exchange Act or who is a “covered employee” under Section 162(m) of the Code, in either case because of such individual’s relationship with the Company, one of its Subsidiaries or an Affiliate.

“Exempt Person” means the Company, any Subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities.

“Exercise Price” has the meaning given such term in Section 6.1(a)(iii).

“Fair Market Value” of a share of Common Stock means, as of the date in question, the officially quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board subject to the requirements of Section 409A of the Code; provided, however, that when shares received upon exercise of an Option are immediately sold in the open market, the net sales price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

“Family Member” shall mean (i) a member of a grantee’s immediate family (children, grandchildren or spouse), (ii) trusts established solely for the benefit of such Persons identified in the immediately preceding subclause (i), (iii) or partnerships whose only partners are the grantee and/or Persons identified in subclauses (i) or (ii) hereof.

“Grant Agreement” shall have the meaning set forth in Section 7.2 below.

“Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

“Non-Qualified Stock Option” means any option other than an Incentive Stock Option.

“Options” shall mean the Incentive Stock Options and Non-Qualified Stock Options granted under this Plan.

“Performance Conditions” shall mean a performance condition (i) that is established (a) at the time an award is granted or (b) no later than the earlier of (1) 90 days after the beginning of the period of service to which it relates, or (2) before the elapse of 25% of the period of service to which it relates; (ii) that is substantially uncertain of achievement at the time it is established; and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. Performance Conditions for awards may be expressed in terms of (i) earnings per share, (ii) share price, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) sales, or (vii) individual grantee financial or non-financial performance goals. Performance Conditions may be measured based on any of the foregoing either alone or in any combination, and, if not based on individual performance, on either a consolidated or a division or business unit level, as the Committee may determine. Performance Conditions may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust (including any beneficiary thereof), a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan” has the meaning given to such term in Article I.

“Section 409A Option” means any Non-Qualified Stock Option that is treated as providing for “deferred compensation” under Section 409A of the Code and the guidance issued thereunder.

“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

“Total Shares” has the meaning given such term in Section 4.1.

ARTICLE III

Administration

The Plan shall be administered by the Committee; provided that if for any reason the Committee shall not have been appointed by the Board, all authority and duties of the Committee under the Plan shall be vested in and exercised by the Board. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States, and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the participants, the Company and all other Persons. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee, or by any officer of the Company in connection with the performance of duties under the Plan, except for such Person’s own willful misconduct or as expressly provided by statute. All expenses associated with the administration of the Plan shall be borne by the Company. The Committee may, as approved by the Board and to the extent permissible by law, delegate any of its authority hereunder to such persons as it deems appropriate.

It is the Company’s intent that the Options, SARs and restricted stock awards not be treated as deferred compensation under Section 409A of the Code (or any regulations or other guidance promulgated thereunder) and that any ambiguities in construction be interpreted in order to effectuate such intent. Options, SARs and restricted stock awards under the Plan shall contain such terms as the Committee determines are appropriate to avoid the application of Section 409A of the Code. In the event that, after the issuance of an Option, SAR or restricted stock award under the Plan, Section 409A of the Code or regulations thereunder are issued or amended, or the Internal Revenue Service or Treasury Department issues additional guidance interpreting Section 409A of the Code, the Committee may (but shall have no obligation to do so) amend or modify, with the consent of the Company’s chief executive officer and without the consent of the grantee, the terms of any such previously issued Option, SAR or restricted stock award to the extent the Committee determines that such amendment or modification is necessary to avoid the application of, or to comply with, Section 409A of the Code, but only so long as such amendment or modification does not adversely affect such grantee without his or her prior consent. Neither the Company nor any of its Affiliates makes any representations with respect to the application of Section 409A of the Code to any award made under the Plan and, by the acceptance of any such award each participant acknowledges the potential application of Section 409A of the Code to such award and the other tax consequences to the participant arising or resulting from the issuance, vesting, ownership, modification, adjustment, exercise and disposition thereunder.

ARTICLE IV

Limitation on Aggregate Shares; Term of Plan

4.1  Number of Award Shares.  The maximum aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed, in the aggregate, 3,500,000 shares (the “Total Shares”). If any grant under the Plan expires or terminates, becomes unexercisable or is forfeited or cancelled as to any shares of Common Stock, then such unpurchased, forfeited or cancelled shares of Common Stock shall thereafter be available for further grants under the Plan unless, in the case of Options granted under the Plan, related SARs are exercised. The Total Shares available under the Plan may be either authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine. The following rules will apply for purposes of the determination of the number of Total Shares available for grant under the Plan: (a) while an award is outstanding, it shall be counted against the authorized pool of Total Shares, regardless of its vested status; (b) the grant of an Option shall reduce the

Total Shares available for grant under the Plan by the number of shares subject to such award; (c) the grant of restricted stock shall reduce the Total Shares available for grant under the Plan by two times (2x) the number of shares subject to such award; and (d) the grant of SARs shall reduce the Total Shares available for grant under the Plan by one times (1x) the number of shares subject to such award.

4.2  Term of Plan.

(a) This Plan shall be effective, and awards may be granted under this Plan, on and after the Effective Date.

(b) Subject to the provisions of Section 7.8, awards may be granted under this Plan for a period of ten (10) years from the earlier of the date on which the Board approves this Plan and the date the Company’s stockholders approve this Plan.

ARTICLE V

Persons Eligible to Receive Awards

5.1  Eligible Individuals.  Participation in the Plan shall be limited to Executives and employees of, and other individuals performing services for (including but not limited to consultants), or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ as a director or officer of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

No employee who is eligible to receive an award under the Company’s 2006 Management Bonus Plan shall be eligible to receive restricted Common Stock under this Plan with respect to any “Performance Period” (as such term is defined in the 2006 Management Bonus Plan) for which the “Performance Objectives” (as defined in the 2006 Management Bonus Plan) are not met.

5.2  Substitution.  The Committee may also grant awards under this Plan in substitution for options or other equity interests held by individuals who become employees of the Company or of a Subsidiary as a result of the Company or Subsidiary acquiring or merging with the individual’s employer or acquiring its assets. In addition, the Committee may provide for the Plan’s assumption of options granted outside the Plan to persons who would have been eligible under the terms of the Plan to receive a grant, including both persons who provided services to any acquired company or business and persons who provided services to the Company or any Subsidiary. If necessary to conform the Options to the interests for which they are substitutes, the Committee may grant substitute Options under terms and conditions that vary from those this Plan otherwise requires.

5.3  Section 162(m) Limitations.

(a) Options and SARs.  Subject to the provisions of this Section 5.3, for so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code: (i) no employee may be granted one or more SARs and Options within any fiscal year of the Company under this Plan to purchase in the aggregate more than 250,000 shares under Options or to receive compensation calculated with reference to more than that number of shares of Common Stock under SARs, subject to adjustment pursuant to Section 7.6, and (ii) Options and SARs may be granted to an Executive only by the Committee and not by the Board. If an Option or SAR is cancelled without being exercised, that cancelled Option or SAR shall continue to be counted against the limit on awards that may be granted to any individual under this Section 5.2. Notwithstanding the foregoing, a new employee of the Company, one of its Subsidiaries or an Affiliate shall be eligible to receive up to a maximum of 500,000 shares under Options in the calendar year in which he or she commences employment, or such compensation calculated with reference to such number of shares under SARs, subject to adjustment pursuant to Section 7.6.

(b) Restricted Stock Awards.  Any grant of restricted stock hereunder intended by the Committee to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must vest or become exercisable contingent on the achievement of one or more Performance Conditions. The Committee shall have the discretion to determine the time and manner of compliance with Section 162(m) of the Code. For so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code: (i) no employee may be granted more than 100,000 shares of restricted stock in any fiscal year in the Plan, subject to adjustment pursuant to Section 7.6, and (ii) shares of restricted stock may be granted to an Executive only by the Committee and not by the Board.

(c) Other Section 162(m) Provisions.  In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular performance period becomes available, certify the extent to which Performance Conditions have been achieved with respect to any award intended to qualify as performance-based compensation under Section 162(m) of the Code. In addition, the Committee may, in its discretion, reduce or eliminate the amount of any award payable to any grantee, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any award payable to any grantee above the amount established in accordance with the relevant Performance Conditions with respect to any award intended to qualify as performance-based compensation.

ARTICLE VI

Awards

6.1  Grants.  Incentive Stock Options or Non-Qualified Stock Options, SARs alone or in tandem with Options, restricted stock awards, or any combination thereof, may be granted to such persons and for such number of shares of Common Stock as the Committee shall determine, subject to the restrictions herein (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible participants under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

(a) Incentive and Non-Qualified Options and SARs.

(i) The Committee may from time to time grant Non-Qualified Stock Options, SARs, or any combination thereof to eligible participants. In addition, the Committee may grant Incentive Stock Options to any employee of the Company. The Options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

(ii) It is the Company’s intent that Non-Qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-Qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-Qualified Stock Options. It is the intent of the Company that no Section 409A Options be issued pursuant to the Plan. However, to the extent that the Committee, in its reasonable discretion, determines that any other Non-Qualified Stock Option is a Section 409A Option, the Committee shall notify the participant of such determination and the Option shall be governed by the provisions of Section 7.10.

(iii) Price.  The price per share of Common Stock deliverable upon the exercise of each Non-Qualified Option and Incentive Stock Option (“Exercise Price”) may not, and may never, be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the Option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the Option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(iv) Payment of Exercise Price.  Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Company’s Secretary) accompanied by payment in full of the Exercise Price. Payment of the Exercise Price shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the Options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) if the shares are traded on an established securities market at the time of exercise, by authorizing the Company to withhold from issuance a number of shares issuable upon exercise of the Options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the Options so exercised, or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an Option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company either by (I) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (II) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the Option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the Option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to an Option pursuant to clause (iv) above, (A) only a whole number of share(s) (and not fractional shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of shares of Common Stock at least equal to the number of shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of shares, the difference, if any, between the aggregate exercise price payable with respect to the Option being exercised and the Fair Market Value of the shares withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the Option being exercised (plus any applicable taxes). Any withheld shares shall no longer be issuable under such Option with respect to any such withheld shares).

(v) Terms of Options.  The term during which each Option may be exercised shall be determined by the Committee and set forth in the applicable Grant Agreement, but if required by the Code and except as otherwise provided herein, no Option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Common Stock pursuant to an Option shall, unless sooner terminated, expire at the date designated by the Committee and set forth in the applicable Grant Agreement. The Committee shall determine and set forth in the applicable Grant Agreement the date on which each Option shall become exercisable and may provide that an Option shall become exercisable in installments. If the Committee does not specify otherwise, Options will become exercisable as to 25% of the underlying shares per year on each anniversary of the Date of Grant. The Common Stock constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an Option and delivery of the Common Stock represented thereby, a participant shall have no rights as a stockholder with respect to any Common Stock covered by such outstanding Option (including any dividend or voting rights).

(vi) Limitations on Grants.  If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Common Stock for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(b) Stock Appreciation Rights.  The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with Options (either at the time of grant of the related Option or thereafter by amendment to an outstanding Option). SARs shall be subject to such terms and conditions as the Committee may specify. The exercise price of an SAR may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of the grant of the SAR.

(i) No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with Options, any Options to which the SARs correspond. Prior to the exercise of the SAR and delivery of the cash and/or shares represented thereby, the participant shall have no rights as a stockholder with respect to shares covered by such outstanding SAR (including any dividend or voting rights).

(ii) SARs granted in tandem with Options shall be exercisable only when, to the extent and on the conditions that any related Option is exercisable. The exercise of an Option shall result in an immediate forfeiture of any related SAR to the extent the Option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related Option to the extent the SAR is exercised.

(iii) Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with Options, any Option to which the SAR is related, multiplied by the number of shares as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash, in shares having a Fair Market Value equal to such amount, in Other Company Securities having a Fair Market Value equal to such amount or in a combination thereof.

(iv) All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with Options, any related Option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related Option, as applicable. A SAR granted in tandem with Options shall expire at the same time as any related Option expires (which shall, in any event, be no later than ten (10) years after the date such Option was granted) and shall be transferable only when, and under the same conditions as, any related Option is transferable. Any SAR not granted in tandem with an Option shall expire no later than ten (10) years from the date such SAR was issued.

(c) Restricted Stock.  The Committee may at any time and from time to time grant shares of restricted Common Stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in Section 5.1(b)), and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the grant.

(i) The participant will be required to pay the Company the aggregate par value of any shares of restricted Common Stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such shares of restricted Common Stock are treasury shares. Unless otherwise determined by the Committee, certificates representing shares of restricted Common Stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock. Notwithstanding anything herein to the contrary, unless the Board determines otherwise, all ordinary cash dividends paid upon any share of restricted stock prior to its vesting may, at the discretion of the Board, be retained by the Company for the account of the relevant participant and upon vesting will be paid to the relevant participant.

(ii) Except as otherwise provided by the Committee, immediately prior to a Change of Control or at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death or Disability during any period of restriction, all restrictions on shares of restricted Common Stock granted to such participant shall lapse. At such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any other reason, all shares of restricted Common Stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

ARTICLE VII

General Provisions

7.1  Termination; Forfeiture.

(a) Death.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to death, all of the participant’s Options and SARs shall expire or terminate on the first anniversary of the participant’s termination of employment.

(b)  Disability.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to Disability, all of the participant’s Options and SARs shall expire or terminate on the earlier of (i) the first anniversary of the participant’s termination of employment for Disability and (ii) 60 days after the optionee no longer has a Disability.

(c) Discharge for Cause.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s Options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(d) Other Termination.  Unless otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s Options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the Options or SARs and (B) all of the participant’s Options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(e) Change in Control.  Unless the participant’s Grant Agreement provides otherwise, if there is a Change in Control of the Company, all of the participant’s Options and SARs shall become fully vested and exercisable upon such termination and shall remain so for up to [one year] after the date of termination, but in no event after the expiration date of the Options or SARs. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred under any circumstance in which the Company files for bankruptcy protection or is reorganized following a bankruptcy filing. In addition, the Committee may determine that a particular participant’s Options or SARs will not become fully exercisable as a result of what the Committee, in its sole discretion, determines is the participant’s insufficient cooperation with the Company with respect to a Change of Control. The Committee may allow conditional exercises in advance of the completion of a Change of Control that are then rescinded if no Change of Control occurs.

(f) Other.  Notwithstanding anything to the contrary, if exercise is permitted after termination of employment, the Option and SARs will nevertheless expire as of the date that the participant violates any covenant not to compete or other post-employment covenant in effect between the Company and such participant. In addition, an optionee who exercises an Option or SAR more than 90 days after termination of employment with the Company will receive Incentive Stock Option treatment only to the extent the law permits, and becoming or remaining an employee of another related company (that is not a Subsidiary) or an independent contractor will not prevent loss of Incentive Stock Option status because of the formal termination of employment.

7.2  Written Agreement.  Each grant of Options, SARs and restricted stock to a participant under this Plan shall be embodied in a written agreement (an “Grant Agreement”) which shall be signed by the participant and by the Compensation Committee of the Board for and in the name and on behalf of the Company and shall be subject to the terms and conditions of the Plan prescribed in the Grant Agreement (including, but not limited to, (i) the right of the Company and such other Persons as the Committee shall designate (“Designees”) to repurchase from each participant, and such participant’s transferees, all shares of Common Stock issued or issuable to such participant on the exercise of such award in the event of such participant’s termination of employment, (ii) rights of first refusal granted to the Company and Designees, (iii) holdback and other registration right restrictions in the event of a public registration of any equity securities of the Company and (iv) any other terms and conditions which the Committee shall deem necessary and desirable).

7.3  Listing, Registration and Compliance with Laws and Regulations.  If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to any Option, SAR or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such Option or SAR may be exercised in whole or in part, and no shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

7.4  Nontransferability.  No Option, SAR, or restricted stock granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution or, with respect to such grants other than grants of Incentive Stock Options, to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an Option or SAR may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the Option or SAR by gift or qualified domestic relations order; by his or her executor or administrator the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by his or her guardian or legal representative or the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any Option, SAR or restricted stock granted under the Plan and transferred as permitted by this Section 7.4, and any transferee of any such Option, SAR or restricted stock shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

7.5  Taxes.

(a) Participant Election.  Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an Option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an Option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 7.5, such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6.1(a)(iv) with respect to the delivery or withholding of Common Stock in payment of the exercise price of Options.

(b) Company Requirement.  The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 7.5(a) or this Section 7.5(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of shares under the Plan.

7.6  Adjustments.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares or other property available for issuance under the Plan (including, without limitation, the total number of shares available for issuance under the Plan pursuant to Article IV), in the number and kind of Options, SARs, shares of restricted Common Stock or other property covered by grants previously made under the Plan, and in the exercise price of outstanding Options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding Options, SARs and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control, the Committee may, in its discretion, (i) cancel any or all outstanding Options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their Options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the Option holders pursuant to such transaction if their Options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such Options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

7.7  No Right to Employment.  Nothing in this Plan or in any Grant Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate any participant’s employment at any time (with or without cause), nor confer upon any participant any right to continue in the employ of the Company or its Subsidiaries for any period of time or to continue such participant’s present (or any other) rate of compensation, and, except as otherwise provided under this Plan or by the Committee in the Grant Agreement, in the event of any participant’s termination of employment (including, but not limited to, the termination of a participant’s employment by the Company without cause) any portion of such participant’s Option that was not previously vested and exercisable shall expire and be forfeited as of such participant’s date of termination. No employee shall have a right to be selected as a participant or, having been so selected, to be selected again as a participant.

7.8  Amendment, Suspension and Termination of Plan.  The Board or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend the Plan from time to time in such respects as the Board or the Committee may deem advisable; provided that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed, and no such amendment, suspension or termination shall impair the rights of participants under outstanding Options, SARs and restricted stock awards without the consent of the participants affected.

7.9  Amendment, Modification and Cancellation of Outstanding Awards.  The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on shares); provided that, except as otherwise provided in Sections 7.2 and 7.8, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent; and provided further that the Committee shall not (i) reduce the exercise price of any Options or SARs awarded under the Plan or (ii) cancel any Option or SAR and issue a new award with a lower exercise price in respect of such cancelled Option or SAR without approval of the stockholders of the Company. The Committee may, in its discretion, permit holders of awards under the Plan to surrender outstanding awards in order to exercise or realize rights under other awards. Notwithstanding anything to the contrary herein, under no circumstances shall the any outstanding award under this Plan be repriced other than adjustments permitted under Section 7.6.

7.10  Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Board or Committee member shall be entitled to the indemnification rights set forth in this Section 7.10 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provided that upon the institution of any such action, suit or proceeding, a Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle and defend it on his own behalf.

7.11  Commencement Date; Termination Date.  The date of commencement of the Plan shall be the later of date it is approved by (i) the Board, or (ii) the Company’s stockholders. The Plan will also be subject to reapproval by the stockholders of the Company when and as required by the Code. Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate ten years after the earlier of (i) commencement date of the Plan or (ii) stockholder approval. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of Options or other incentives theretofore granted under the Plan. Upon approval of this Plan by the Company’s stockholders, the Company shall cease to make any new grants under the 1999 Equity Incentive Plan and the Acquisition Incentive Plan.

7.12  Section 409A Savings Clause.  Notwithstanding any of the foregoing provisions of the Plan, and in addition to the powers of amendment set forth in Section 7.9 hereof, the provisions hereof and the provisions of any award made hereunder may be amended by the Committee from time to time to the extent necessary (and only to the extent necessary) to prevent, in the Committee’s good faith determination, the implementation, application or existence (as the case may be) of any such provision that would (i) require the inclusion of any compensation deferred pursuant to the provisions of the Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code, and the regulations or other guidance issued thereunder from time to time and/or (ii) inadvertently cause any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations; provided that the amendment of any outstanding award pursuant to the provisions of this Section 7.12 shall require the consent of the affected participant.

* * * * *

Appendix B

Aether Holdings, Inc.

2006 Management Bonus Plan

Purpose	Aether Holdings, Inc., a Delaware corporation (the “Company”), wishes to motivate, reward and retain key management employees of the Company and its subsidiaries. To further these objectives, the Company hereby sets forth this Aether Holdings, Inc. 2006 Management Bonus Plan (the “Plan”), effective as of June 6, 2006, to provide participants with opportunities to earn performance-based bonus awards (“Awards”).

Participants	For each Performance Period, the Chief Executive Officer will be eligible for Awards under this Plan. In addition, the Compensation Committee (the “Committee”), as described below, may designate key management employees of the Company (including those of any subsidiary, operating unit or division), who, in addition to the Chief Executive Officer, will be eligible for Awards under this Plan (the “Participants”).

Administrator	The Plan’s administrator shall be the Committee. The Committee, which shall be comprised solely of two or more outside directors, is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Committee may exercise such powers and authority of the Board of Directors as the Committee may find necessary to carry out its functions. The Committee shall exercise its power under the Plan in a manner that preserves the Company’s federal income tax deduction for payments made under the Plan, in accordance with the requirements of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). (All references to Section 162(m) or any other code section include successor provisions, related regulations and amendments).

General Responsibilities	Subject to the terms herein, for each Performance Period, the Committee will:

(i) determine the size of the Bonus Pool;

(ii) establish performance objectives for Awards;

(iii) designate the key management employees who, in addition to the Chief Executive Officer, will be Participants in the Plan;

(iv) define Award terms and conditions, including the Bonus Pool Percentage, for each Participant;

(v) determine and certify the Award amounts earned;

(vi) determine and make permitted discretionary reductions to Awards otherwise earned; and

(vii) decide whether, under what circumstances, and subject to what terms Awards may be paid on a deferred basis.

All designations, determinations, interpretations and other decisions made under or with respect to the Plan and all Awards made under the Plan are within the sole and absolute discretion of the Committee and will be final, conclusive and binding on all persons, including the Company, Participants and Beneficiaries or other persons having or claiming any rights under the Plan.

Performance Objectives	(i) Establishment. Performance objectives for Awards may be expressed in terms of (i) earnings per share, (ii) share price, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) sales, or (vii) any combination of the foregoing. Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The performance objectives with respect to a Performance Period shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Period has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Period, and in any event while the performance relating to the performance objectives remain substantially uncertain.

(ii) Effect of certain events. At the time of the granting of a performance award, or at any time thereafter, in either case to the extent permitted under Section 162(m) and the regulations thereunder without adversely affecting the treatment of the performance award as performance-based compensation, the Committee may provide for the manner in which performance will be measured against the performance objectives (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

(iii) Determination of performance. Prior to the payment of any Award to a Participant who is subject to Section 162(m), the Committee shall certify in writing that the applicable performance objectives have been satisfied to the extent necessary for such Award to qualify as performance based compensation.

Limitation on Awards	Notwithstanding any other provisions of this Plan, the aggregate amount of Awards payable under this Plan in any one fiscal year shall equal 5% of the annual net income of the Company, as determined based on the Company’s audited financial statements (the “Bonus Pool”).

Designation of Participants and Bonus Pool Percentages	At the time the Committee establishes performance objectives, the Committee shall (i) designate the key management employees who, in addition to the Chief Executive Officer, are eligible for Awards and (ii) determine the percentage of the Bonus Pool (a “Bonus Pool Percentage”) which shall comprise the Award to each Participant. The Bonus Pool Percentage of the Chief Executive Officer always shall be at least 50%. The sum of all Bonus Pool Percentages shall not exceed 100%.

Payment of Awards	Subject to the limitations set forth in this section, Awards determined under the Plan for a Performance Period will be paid to Participants in cash and, if the Company’s equity plans allow, in shares of the Company’s stock or other equity-based awards. Except as provided below, awards will be paid as soon as practicable following the end of the Performance Period, but in any event in accordance with Section 409A of the Code (“Section 409A”).

Deferral. The Committee may specify that all or a portion of an Award for any given Performance Period will be paid on a deferred basis, in accordance with any Award payment rules the Committee may establish for the Performance Period; provided, however, that all such deferred payments must comply with Section 409A.

Continued Employment. The Committee may require that Participants for a Performance Period must still be employed as of the end of the Performance Period and/or as of the later date the Awards for the Performance Period are announced to be eligible to receive an Awards for the Performance Period. Any such requirement must be established and announced within the Applicable Period and may be subject to such exceptions as the Committee may specify within the Applicable Period.

Performance Period	The Performance Period shall be the applicable fiscal year (which may be prorated in the Committee’s discretion).

Applicable Period	The Applicable Period with respect to any Performance Period shall be the period beginning on the first day of the Performance Period and ending on the 90th day of the Performance Period.

Forfeiture or Proration	Within the Applicable Period and subject to the Committee certificate required for payment of Awards, the Committee may adopt such forfeiture, proration or other rules that it deems appropriate, in its sole and absolute discretion, regarding the impact on Awards of (i) a Participant’s death, disability, voluntary termination of employment, termination of employment by the Company for cause or the termination of employment by the Company for reasons other than cause, and (ii) a Change of Control (as defined in the Company’s 2006 Long-Term Equity Incentive Plan).

Other Plans	Awards will not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any subsidiary unless and except to the extent that the Board of Directors or the Committee determines so in writing.

Neither the adoption of this Plan nor the submission of the Plan to the Company’s stockholders for approval shall be construed as limiting the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem appropriate.

Legal Compliance	The Company will not make payments of Awards until all applicable requirements imposed by federal and state laws, rules and regulations, and by any applicable regulatory agency, have been fully met. No provision in the Plan or action taken under it authorizes any action that federal or state laws otherwise prohibit.

The plan is intended to conform with all provisions of Section 162(m) and Treasury Regulation 1.162-27 to the extent necessary to allow the Company a federal income tax deduction for Awards as “qualified performance based compensation.” Awards under the Plan are intended to comply with all of the provisions of Section 409A and the regulations thereunder.

Notwithstanding anything in the Plan to the contrary, the Committee must administer the Plan, and Awards may be granted and paid, only in a manner that conforms to such laws, rules and regulations. To the extent permitted by applicable law, the Plan will be treated as amended to the extent necessary to conform to such laws, rules and regulations.

Tax Withholding	The Company may make all appropriate provisions for the withholding of federal, state and local taxes imposed with respect to Awards, which provisions may vary with the time and manner of payment.

No Transfer of Rights	Except as and to the extent the law requires, or as the Plan expressly provides, a Participant’s rights under the Plan may not be assigned, pledged or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceeding (including bankruptcy), by the Participant to any person.

Beneficiary Designations	Each Participant may designate in a written form filed with the Committee (or other designated recipient) the person or persons (the “Beneficiary” or “Beneficiaries”) to receive the amounts (if any) payable under the Plan if the Participant dies before the Award payment date for a Performance Period. A Beneficiary designation filed under this section will not be considered a prohibited transfer of rights.

A Participant may change a Beneficiary designation at any time without the Beneficiary’s consent (unless otherwise required by law) by filing a new written Beneficiary designation with the Committee. A Beneficiary designation will be effective only if the Company is in receipt of the designation before the Participant’s death.

If no effective Beneficiary designation is made, the beneficiary of any amounts due will be the Participant’s estate.

Amendment or Termination of Plan	Subject to the limitations set forth in this section, the Board may amend, suspend or terminate the Plan at any time, without the consent of the Participants or their Beneficiaries.

Without the Participant’s written consent, no amendment or termination may materially adversely affect the Award rights (if any) of any already designated Participant for a given Performance Period once the Committee has announced the Participant designations for such Performance Period.

The Board or the Committee may make any amendments necessary to comply with applicable regulatory requirements, including Section 162(m) and Section 409A and any regulations thereunder.

The Board must submit any Plan amendment to the Company’s stockholders for their approval if and to the extent such approval is required under Section 162(m).

Limitations on Liability	No member of the Committee and no other individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, Beneficiary, or any other person for any claim, loss, liability, or expenses incurred in connection with the Plan. No member of the Committee will be liable for any action or determination (including, but not limited to, any decision not to act) made in good faith with respect to the Plan or Award under the Plan. If a Committee member intended to qualify as an “outside director” under Section 162(m) does not in fact so qualify, the mere fact of such nonqualification will not invalidate any Award or other action made by the Committee under the Plan that otherwise was validly made under the Plan.

The Company will indemnify and hold harmless each member of the Committee, director, officer, other employee or agent of the Company to whom it or another has delegated or does delegate any duty or power relating to the administration or interpretation of the Plan, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud and bad faith.

No Employment Contract	Nothing contained in this Plan constitutes an employment contact between the Company and the Participants. The Plan does not give any Participant any right to be retained in the Company’s employ, and it does not enlarge or diminish the Company’s right to end the Participant’s employment or other relationship with Company.

Applicable Law	The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation.

Duration of the Plan	The Plan will remain effective until terminated by the Board, provided, however, that the continued effectiveness of the Plan will be subject to the approval of the Company’s stockholders at such times and in such manner as Section 162(m) may require.

Disclosure and Approval of the Plan	The Plan must be submitted to the Company’s stockholders for their approval. The specific terms of the Plan, including the class of employees eligible to be Participants and the terms of payments of Awards, must be disclosed to the stockholders to the extent Section 162(m) requires. The stockholders must approve the Plan by separate vote after such disclosure. If the stockholders do not approve the Plan, the Plan will be treated as void and of no effect.

PROXY
AETHER HOLDINGS, INC.
SUBMIT YOUR PROXY BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-800-652-8683 using a touch-tone phone and follow the simple instructions to record your proxy.
SUBMIT YOUR PROXY BY INTERNET
Have your proxy card available when you access the website www.computershare.com/expressvote and follow the simple instructions to record your proxy.
SUBMIT YOUR PROXY BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to:
Proxy Services
c/o Computershare Investor Services
P.O. Box 43101
Providence, RI 02940-5067.
If you vote by telephone or over the Internet, do not mail your proxy card
PROXY FOR ANNUAL MEETING OF OCTOBER 31, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned hereby appoints Robert D’Loren and David B. Meister, or either of them, as attorneys-in-fact, with full power of substitution, for and in the name of the undersigned, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the annual meeting (including, if submitted to the vote of the stockholders, on a motion to adjourn or postpone the annual meeting to another time and/or place for the purpose of soliciting additional proxies), all shares of common stock of Aether Holdings, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders of Aether Holdings, Inc. to be held on October 31, 2006 at the Hilton New York, 1335 Avenue of the Americas, New York, NY 10019, at 9:30 a.m., local time, or at any adjournment or postponements thereof.
The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3, 4, 5 and 6.
Please mark votes as in this example. [X]
     The undersigned hereby directs this proxy to be voted:
1.	To approve the proposal for the Strategic Sale.
[    ] FOR           [    ] AGAINST           [    ] ABSTAIN
2.	To approve the amendment to the certificate of incorporation to change the name to NexCen Brands, Inc.
[    ] FOR           [    ] AGAINST           [    ] ABSTAIN

3.	For the election of directors.

	Nominees:	James T. Brady Robert W. D’Loren Jack B. Dunn IV Edward J. Mathias David S. Oros Jack Rovner Truman T. Semans George P. Stamas
[    ] FOR           [    ] WITHHELD for all

(Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)
4.	To the appointment of KPMG LLP as independent auditors.
[    ] FOR           [    ] AGAINST           [    ] ABSTAIN
5.	To approve the proposal to adopt the 2006 Equity Incentive Plan.
[    ] FOR           [    ] AGAINST           [    ] ABSTAIN
6.	To approve the proposal to adopt the Bonus Plan.
[    ] FOR           [    ] AGAINST           [    ] ABSTAIN
7.	To approve any proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in favor of any of Proposal 1, 2, 3, 4 or 5.
[    ] FOR           [    ] AGAINST           [    ] ABSTAIN
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW                      [     ]
MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING                     [     ]
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSAL 1, 2, 3, 4, 5, 6 AND 7. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. THIS PROXY CONFERS DISCRETIONARY AUTHORITY RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING.
The undersigned acknowledges receipt from Aether Holdings, Inc. prior to the execution of this proxy of the notice of the annual meeting and the accompanying proxy statement.
NOTE: Please sign exactly the name as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full name and title as such.
Please sign, date and return promptly in the accompanying envelope.
Signature: ______________________ Date: __________, 2006
Signature: ______________________ Date: __________, 2006